Exhibit 10.15

LOAN AGREEMENT
Dated as of February 8, 2007
Between
INTERSTATE WESTCHASE, LP,
as Borrower
and
UBS REAL ESTATE SECURITIES INC.,
as Lender

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Page
XII. CASH MANAGEMENT

Section 12.1 Lockbox Account and Cash Management Account	100
Section 12.2 Deposits and Withdrawals	101
Section 12.3 Security Interest	102
Section 12.4 Definitions	104

SCHEDULES

Schedule I Required Repairs
Schedule II PIP Repairs
Schedule III Organizational Chart
Schedule IV Form of Subordination, Non-Disturbance and Attornment Agreement

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of February 8, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between UBS REAL ESTATE SECURITIES INC., a Delaware corporation, having an address at 1285 Avenue of the Americas, New York, New York 10019 (“Lender”) and INTERSTATE WESTCHASE, LP, a Delaware limited partnership having an address c/o Interstate Hotels & Resorts, Inc., 4501 North Fairfax Drive, Arlington, Virginia 22203 (“Borrower”).
          All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S S E T H:
          WHEREAS, Borrower desires to obtain the Loan from Lender; and
          WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
          NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
          I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:
          “Acquired Property Statements” shall have the meaning set forth in Section 9 .1 (c)(i).
          “Additional Insolvency Opinion” shall have the meaning set forth in Section 3.1.24(w) hereof.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns ten percent (10%) or more of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Alteration Threshold” shall mean $984,750.00.

          “Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Income From Operations, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.
          “Applicable Interest Rate” shall mean 6.67 % per annum for the initial Interest Period and thereafter either (1) LIBOR Interest Rate plus the Spread with respect to any period when the Loan is a LIBOR Loan or (ii) the Substitute Rate plus the Substitute Spread with respect to any period when the Loan is a Substitute Rate Loan.
          “Appraisal” shall mean an appraisal of the Property in its then “as is” condition, prepared not more than ninety (90) days prior to the Closing Date (or other relevant date with respect to an updated Appraisal or an Appraisal with respect to the Property) by a member of the American Institute of Real Estate Appraisers selected by Lender, which appraisal (i) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise shall be in both form and substance satisfactory to Lender in its sole and absolute discretion.
          “Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least “AA” by S&P and Fitch and “Aa2” by Moody’s.
          “Assignment of Franchise Agreement” shall mean that certain Assignment of Franchise Agreement and Subordination of Franchise Agreement, dated as of the date hereof among Lender, Borrower and Franchisor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Protection Agreement” shall mean that certain Assignment of Interest Rate Protection Agreement of even date herewith between Borrower and Lender and acknowledged by UBS AG, London Branch and any other Assignment of Interest Rate Protection Agreement hereafter delivered.
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights, or other Federal or state bankruptcy or insolvency law.
          “Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes, (ii) Insurance Premiums and (iii) Other Charges.
          “Borrower” shall mean INTERSTATE WESTCHASE, LP, together with its permitted successors and permitted assigns.
“Breakage Costs” shall have the meaning set forth in Section 2.2.3(g).
          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.
“Capital Expenditure Account” shall have the meaning set forth in Section 6.4.1.
“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.
          “Capital Expenditures” for any period shall mean amounts expended for replacements, alterations and capital repairs to the Property and required to be capitalized according to GAAP and the Uniform System of Accounts.
          “Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any PIP Repairs.
“Capped LIBOR Rate” shall mean 7.25%.
          “Cash Management Account” shall have the meaning set forth in Section 12.1(a).
          “Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof
“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c). “Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d). “Closing Date” shall mean the date of funding the Loan.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor rstatutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

          “Concession Agreement” shall mean that certain Amended and Restated Concession Management Services Agreement dated as of the date hereof by and between Manager and Westchase Beverage Corporation, a Texas corporation.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
          “Counterparty” shall mean a counterparty to the Interest Rate Protection Agreement that (a) has and shall maintain, until the expiration of the applicable Interest Rate Protection Agreement, a long-term unsecured debt rating of not less than “AAA” by S&P and “Aaa” from Moody’s, which rating shall not include a. “t” or otherwise reflect a termination risk, or (b) is otherwise acceptable to all Rating Agencies rating any Securitization, as evidenced by written confirmation from all such Rating Agencies that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.
          “Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, late payment fees, protective advances, the Spread Maintenance Premium and any Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environment& Indemnity or any other Loan Document.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.
          “Debt Service Coverage Ratio” shall mean a ratio for the applicable period for the immediately preceding twelve (12) full calendar month period in which:
(i)	the numerator is the Net Cash Flow for such period as set forth in the financial statements required in accordance with this Agreement; and

(ii)	the denominator is the aggregate amount of principal and interest due and payable on the Loan and any Mezzanine Loan, if any, for such period based upon an assumed constant interest rate for such period equal to eight and 60/100 percent (8.60%).
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Applicable Interest Rate.
          “Deposit Bank” shall mean Wells Fargo Bank, National Association.

          “Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the month in which such Interest Period commences; provided, however, that prior to a Securitization of the Loan, Lender shall have the right to change the Determination Date to any other day upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.
          “Disclosure Document” shall have the meaning set forth in Section 9.1(c).
          “Disclosure Document Date” shall have the meaning set forth in Section 9.1(c)(iv).
          “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P and having at least the equivalent rating from one of the two other Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.
          “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower in connection with the Loan for the benefit of Lender.
          “Equipment” shall have the meaning set forth in the granting clause of the Mortgage.
          “ERISA” shall have the meaning set forth in Section 4.2.10.
          “Event of Default” shall have the meaning set forth in Section 10.1(a).
          “Exchange Act” shall have the meaning set forth in Section 9.2(a).
          “Exchange Act Filing” shall have the meaning set forth in Section 9.1(c).
          “Executive Order” shall have the meaning set forth in the definition of “Prohibited Person”.

          “Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
          “Fitch” shall mean Fitch, Inc.
          “Force Mal cure” shall mean a delay due to acts of God, war, acts of terrorism, civil commotion, governmental restrictions or preemptions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
          “Foreign Taxes” shall have the meaning set forth in Section 2.2.3(d).
          “Franchise Agreement” shall mean that certain Franchise License Agreement, dated as of the date hereof, between Borrower and Franchisor, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.
          “Franchisor” shall mean Hilton Inns, Inc., a Delaware corporation, or, if the context requires, a Qualified Franchisor.
          “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
          “Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Gross Income from Operations” shall mean all sustainable income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue and all income received pursuant to the Concession Agreement; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property, including all income received pursuant to the Concession Agreement; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and =collectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; and (11) payments made to Borrower pursuant to the Interest Rate Protection Agreement.
          “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
          “Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
          “Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).
          “Independent Director” shall have the meaning set forth in Section 3.1.24(p).
          “Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof rendered by Levenfeld Pearlstein, LLC in connection with the Loan.
          “Insurance Account” shall have the meaning set forth in Section 6.3.1.

          “Insurance Funds” shall have the meaning set forth in Section 6.3.1.
          “Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).
          “Interest Period” shall mean, with respect to any Monthly Payment Date, the period commencing on the fifteenth (15th) day of the preceding calendar month and terminating on the fourteenth (14th) day of the calendar month in which such Monthly Payment Date occurs; and the initial Interest Period shall begin on the Closing Date and shall end on the immediately following fourteenth (14th) day of the calendar month.
          “Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance satisfactory to Lender, with a confirmation from the Counterparty in the form and substance satisfactory to Lender between Borrower and, subject to Section 4.1.11, a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.
          “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, excluding hotel rooms let to hotel guest in the ordinary course of business, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
          “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time affecting the Property or any part thereof, including, without limitation, any which may require repairs, modifications or alterations in or to the Property or any part thereof, or in any way limit the use and enjoyment thereof.
          “Lender” shall mean UBS REAL ESTATE SECURITIES INC., a Delaware corporation, together with its successors and assigns.
          “Lender Group” shall have the meaning set forth in Section 9.2(b).
          “Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).
          “Lender’s Notice” shall have the meaning set forth in Section 2.2.3(b).
          “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit, as the same may be replaced, split, substituted, modified, amended,

supplemented, assigned or otherwise restated from time to time, (either an evergreen letter of credit or a letter of credit which does not expire until at least two (2) Business Days after the Maturity Date or such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.
          “Liabilities” shall have the meaning set forth in Section 9.2(b).
          “LIBOR” shall mean, with respect to each Interest Period, the rate (calculated by Lender, expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/8 of 1%) for deposits in United States dollars for a one-month period, which appears on Telerate Access Service Page 3750 as of 11:00 a.m., London time, on the applicable Determination Date. If such rate does not appear on Telerate Access Service Page 3750 as of 11:00 a.m., London time, on the applicable Determination Date, LIBOR for the next Interest Period and such Determination Date, the Lender will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one (1) month period as of 11:00 a.m., London time, on such LIBOR Determination Date in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time. If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two (2) such quotations are so provided, the Lender will request any three (3) major banks in New York City selected by the Lender to provide such bank’s rate for loans in United States dollars to leading European banks for a one (1) month period as of approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for amounts in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time. If at least two (2) such rates are so provided, LIBOR will be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent.
          “LIBOR Interest Rate” shall mean with respect to each Interest Period the quotient of (i) LIBOR applicable to the Interest Period divided by (ii) a percentage equal to 100% minus the Reserve Requirement applicable to the Interest Period.
          “LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Spread in accordance with the provisions of Article II hereof.
          “Licenses” shall have the meaning set forth in Section 3.1.42 hereof.
          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the

Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Loan” shall mean the loan in the original principal amount of THIRTY-TWO MILLION EIGHT HUNDRED TWENTY-FIVE THOUSAND AND NO/l00 DOLLARS ($32,825,000.00) made by Lender to Borrower pursuant to this Agreement evidenced by the Note and secured by the Mortgage, together with all sums due or to become due thereunder.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Assignment of Protection Agreement, the Assignment of Management Agreement, the Assignment of Franchise Agreement, the O&M Agreement any Letter of Credit and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and the denominator is equal to the appraised value of the Property based on an Appraisal, as determined by Lender in its sole and absolute discretion.
          “Lockbox Account” shall have the meaning set forth in Section 12.1(a).
          “London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.
          “Major Lease” shall mean any Lease (i) covering more than 5,000 square feet at the Property, (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together cover more than 5,000 square feet, or (iii) made with a Tenant that is paying base rent in an amount equal to or exceeding five percent (5%) of the Gross Income from Operations.
          “Management Agreement” shall mean that certain management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.
          “Manager” shall mean Interstate Management Company, LLC or any other manager approved in accordance with the terms and conditions of the Loan Documents.
          “Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, Material Agreements or results of operations of Borrower or the Property, (ii) the ability of Borrower to perform, in all material respects, its obligations under each of the Loan Documents, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of the Lender under any Loan Document or (iv) the value of, or cash flow from the Property or the operations thereof.
          “Material Agreements” shall mean each contract and agreement entered into by Borrower or Principal or Manager on behalf of Borrower relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement, the Franchise Agreement and the Leases) or other contract and/or agreement that is material to the use and operation of the Property or to Borrower (i) , under which there is an obligation of Borrower to pay more than $125,000.00 in payments or liability in any annual period, (ii) which is made in the ordinary course of its business on an arm’s-length basis with an unrelated third party and on terms which are commercially reasonable, (iii) which is not an Ordinary Contract and (iv) is not cancelable without penalty or premium on no more than thirty (30) days notice.
          “Maturity Date” shall mean February 9, 2010 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
          “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any; that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Mezzanine Borrower” shall have the meaning set forth in Section 11.30 hereof.
          “Mezzanine Lender” shall have the meaning set forth in Section 11.30 hereof.
          “Mezzanine Loan” shall have the meaning set forth in Section 11.30 hereof.
          “Mezzanine Option” shall have the meaning set forth in Section 11.30 hereof.
          “Minimum Counterparty Rating” shall mean a credit rating from S&P and Fitch of at least “AN’ and from Moody’s of at least “Aa2”; provided, however, that if Lender is the Counterparty, the Minimum Counterparty Rating shall mean a credit rating from S&P and Fitch of at least “AA-” and from Moody’s of at least “Aa3”; notwithstanding the foregoing, if S&P or Fitch withdraws or downgrades the credit rating of Lender below “A”, or Moody’s withdraws or downgrades the credit rating of Lender below “A”, Borrower shall replace the Interest Rate Protection Agreement not later than fifteen (15) Business Days following receipt of notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance satisfactory to Lender (and meeting the requirements set forth in Section 2.5 hereof) from a Counterparty acceptable to Lender having a Minimum Counterparty Rating.
          “Minimum Disbursement Amount” shall mean Fifteen Thousand and No/100 Dollars ($15,000.00).

          “Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the term of the Loan, provided, however, that Lender shall have the right to change the Monthly Payment Date to any other day (or such other day of a calendar month selected by Lender, in its sole and absolute discretion, to collect debt service payments under loans which it makes and securitizes) upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Mortgage Borrower” shall have the meaning set forth in Section 11.30.
          “Mortgage Lender” shall have the meaning set forth in Section 11.30(a).
          “Mortgage Loan” shall have the meaning set forth in Section 11.30.
          “Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
          “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
          “Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(0.
          “Note” shall have the meaning set forth in Section 2.1.3.
          “Notice” shall have the meaning set forth in Section 11.6.
          “O&M Agreement” shall mean, that certain Asbestos Operations & Maintenance Plan for the Hilton Houston Westchase, prepared by EMB, dated May 3, 2006 as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized representative of Borrower or Borrower’s General Partner.
          “Operating Agreements” shall mean any covenants, agreements, restrictions and encumbrances of record relating to the construction, operation or use of the Property.

          “Operating Expenses” shall mean the sum of all costs and expenses incurred and required to be expensed as an operating expense under GAAP of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) any Capital Expenditures in connection with the Property, or (iv) the costs of any other things specified to be done or provided at Manager’s sole expense, incurred by Borrower or by Manager on behalf of, for the account of or at the expense of Borrower pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms); (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits; (c) the cost of all other goods and services obtained by Borrower or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks. Premiums on policies for more than one year will be pro rated over the period of insurance and premiums under blanket policies will be allocated among properties covered; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; provided, however, that if such costs and expenses have not been included in an approved budget, then if such costs exceed $25,000.00 in any one instance the same shall be subject to approval by Lender; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, Manager or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, excluding costs relating to the offices maintained by Borrower, Manager or any of their Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower or Manager related to meetings between Borrower and Manager with respect to administration of the Management Agreement, as applicable or of the Property involving travel away from such party’s principal executive offices); (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system; (1) the cost associated with any retail Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement; and (o) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.
          “Ordinary Contract” shall mean any trade or operational contracts incurred in the ordinary course of business on an arm’s-length basis with an unrelated third party and on terms which are commercially reasonable terms and in amounts that are customary and reasonable under the circumstances.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other governmental or other charges, including, without limitation, fees and charges of the Westchase District (including, without limitation, those administered by the Westchase Community Association (the “WCA”)), vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
          “Patriot Act” shall mean collectively all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).
          “Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth on Schedule A or Schedule B of the Title Insurance Policy, (iii) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or being contested in good faith by Borrower pursuant to Section 4.1.2 of this Agreement, (iv) liens related to equipment leases, provided same are subordinate to any Liens hereunder and the cost of which shall not cause Borrower to violate Section 3.1.24(d) hereof and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

          “Permitted Investments” shall mean any one or more of the following obligations or securities with maturities of not more than three hundred sixty-five (365) days acquired at a purchase price of not greater than par, including those issued by any servicer, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificate of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;
     (ii) Federal Housing Administration debentures;
     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;
     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than three hundred sixty-five (365) days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by two (2) of the Rating Agencies (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities or any class thereof); provided, however, that the investments described in this clause must (A) have a predetamined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;
     (v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities or any class thereof); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;
     (vi) debt obligations with maturities of not more than three hundred sixty-five (365) days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities or any class thereof) in its highest long-term unsecured debt rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;
     (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one (1) year after the date of issuance thereof) with maturities of not more than three hundred sixty-five (365) days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities or any class thereof) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;
     (viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities or any class thereof) for money market funds; and
     (ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities or any class thereof by such Rating Agency;
          provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment.
          “Permitted Prepayment Date” shall mean February 10, 2008.
          “Permitted Transferee” shall mean any of the following entities (for purposes of this definition, “control” means the ability to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, rather than a beneficial ownership requirement, and regardless of the fact that responsibility for such day-to-day operating and management functions are ordinarily handled by a property manager or for leasing activities has been delegated by such controlling Person pursuant to a written agreement):
          (i) a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;
          (ii) a pension fund advisor who (a) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition;
          (iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, determined under GAAP as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
          (iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
          (v) any Person (a) who has at least five (5) years’ experience in owning and/or operating at least 1,000,000 square feet (exclusive of the Property) of hospitality properties which comprise in the aggregate at least 4,000 hotel rooms of similar size, scope, class, use and value of the Property, (b) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $400,000,000 and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
          (vi) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (vi) (a) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (b) is regularly engaged in the business of making or owning commercial real estate loans or loans similar in type as the Loan or operating commercial mortgage properties; or
          (vii) any Person in which fifty percent (50%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (i) through (vi) of this definition of “Permitted Transferee”, or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities.
          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “PIP Repairs” shall have the meaning specified in Section 6.4.1. “Policy” shall have the meaning specified in Section 5.1.1(b).
          “Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.
          “Prepayment Fee” shall mean, with respect to any prepayment received by Lender (a) prior to February 10, 2009, an amount initially equal to one percent (1.0%) of the Loan; provided however, such fee shall decrease by .08333% on the day immediately after each Monthly Payment Date, with the first such reduction occurring on March 10, 2008 and (b) anytime on or after February 10, 2009, an amount equal to zero (0).

          “Principal” shall mean INTERSTATE WESTCHASE GP, LLC, a Delaware Limited Liability Company.
          “Product Improvement Plan” shall have the meaning set forth in the Franchise Agreement.
          “Prohibited Person” shall mean any Person:
     (i) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
     (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;
     (iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order;
     (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
     (v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or
     (vi) who is an Affiliate of a Person listed above.
          “Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage.
          “Qualified Franchisor” shall mean either (a) Franchisor; or (b) in the reasonable judgment of Lender, a reputable and experienced franchisor (which may be an Affiliate of Borrower) possessing experience in flagging hotel properties similar in size, scope, use and value as the Property, provided, that Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that licensing of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.
          “Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities or any class thereof.

          “Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities or any class thereof by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
          “Re-Dating” shall have the meaning set forth in Section 9.1(b)(iv).
          “Registration Statement” shall have the meaning set forth in Section 9.2(b).
          “Regulation AB” shall have the meaning set forth in Section 9.1(c).
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
          “Related Property” shall have the meaning set forth in Section 9.1(c).
          “Related Loan” shall have the meaning set forth in Section 9.1(c).
          “Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to Borrower or its agents or employees for the account of or benefit of Borrower from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance,
          “Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (b), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such franchise, trademark and license agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof.
          “Replacement Reserve Account” shall have the meaning set forth in Section 6.5.1 hereof.
          “Replacement Reserve Fund” shall have the meaning set forth in Section 6.5.1 hereof.
          “Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 6.5.1 hereof.
          “Replacements” shall have the meaning set forth in Section 6.5.1 hereof.
          “Required Repair Account” shall have the meaning set forth in Section 6.1.1 hereof
          “Required Repair Funds” shall have the meaning set forth in Section 6.1.1 hereof
          “Required Repairs” shall have the meaning set forth in Section 6.1.1 hereof.
          “Reserve Accounts” shall mean the accounts and sub-accounts in which the Reserve Funds are being held in accordance with this Agreement.
          “Reserve Funds” shall mean, collectively, Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Required Repair Funds and the Replacement Reserve Funds.
          “Reserve Requirements” means with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that Lender funded 100% of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Lender’s computation of same shall be final absent manifest error.
          “Resizing Event” shall have the meaning set forth in Section 11.29(a). “Restoration” shall have the meaning set forth in Section 5.2.1.
          “Restricted Party” shall mean collectively, (a) Borrower, Principal and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Principal, any Affiliated Manager or any non member manager.
          “Restoration Threshold” shall mean $984,750.00.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
          “Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).
“Securities” shall have the meaning set forth in Section 9.1(a). “Securities Act” shall have the meaning set forth in Section 9.2(a). “Securitization” shall have the meaning set forth in Section 9.1(a). “Servicer” shall have the meaning set forth in Section 11.24(a).
“Servicing Agreement” shall have the meaning set forth in Section 11.24(a). “Severed Loan Documents” shall have the meaning set forth in Section 10.2(c). “Significant Obligator” shall have the meaning set forth in Section 9.1(c). “SPC Party” shall have the meaning set forth in Section 3.1.24(o). “Spread” shall mean 135 basis points.
          “Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the outstanding principal balance of the Loan pursuant to Section 2.3.3 hereof, an amount equal to the present value, discounted at LIBOR on the most recent Determination Date, of all future installments of interest which would have been due hereunder through and including the last day of the Interest Period in which the Permitted Prepayment Date occurs on the portion of the outstanding principal balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the LIBOR Interest Rate then in effect plus the Spread. The Spread Maintenance Premium shall be calculated by Lender and shall be final absent manifest error.

          “State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
          “Substitute Rate” shall have the meaning set forth in Section 2.2.3(b).
          “Substitute Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at the Substitute Rate plus the Substitute Spread in accordance with the provisions of Article II hereof.
          “Substitute Spread” shall have the meaning set forth in Section 2.2.3(b).
          “Survey” shall mean a current land survey for the Property, certified .to the title company and Lender and its successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 2005 Minimum Standard DetRil Requirements for-ALTA/ACSM Land Title Surveys (i) including the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A): 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11(a) and 13, (ii) reflecting a metes and bounds description of the real property comprising part of the Property in conformity with the Title Insurance Policy, and (iii) together with the surveyor’s seal affixed to the Survey and a certification from the surveyor in form and substance acceptable to Lender.
          “Tax Funds” shall have the meaning set forth in Section 6.2.1.
          “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
          “Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose by displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).
          “Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
          “Tenant Direction Letter” shall have the meaning set forth in Section 12.2(a)(i).
          “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage together with such endorsements and affirmative coverages as Lender may require.
          “Transferee” shall have the meaning set forth in Section 8.1.1(f)(ii).
          “Trustee” shall mean any trustee holding the Loan in a Securitization.
          “UBS” shall mean UBS Real Estate Securities Inc., a Delaware corporation.

          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
          “Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.
          “Underwriter Group” shall have the meaning set forth in Section 9.2(b). “Updated Information” shall have the meaning set forth in Section 9.1(b)(i).
          “U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.
          “WCA” shall have the meaning set forth in the definition of “Other Charges.”
          Section L2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II. THE LOAN
          Section 2.1 The Loan.
          2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
          2.1.2 Single Disbursement to Borrower. Borrower shall receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
          2.1.3 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of THIRTY-TWO MILLION EIGHT HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($32,825,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.
          2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (a) acquire the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) deposit the Reserve Funds, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender and (f) distribute the balance of the proceeds, if any to Borrower.
          Section 2.2 Interest Rate.
          2.2.1 Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of the Loan outstanding from time to time shall accrue from (and including) the Closing Date up to and including the end of the last Interest Period at the Applicable Interest Rate.
          2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.
          2.2.3 Determination of Interest Rate. (a) Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day of the new Interest Period. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
          (b) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall, by notice to Borrower (“Lender’s Notice”), which notice shall set forth in reasonable detail such circumstances, establish the Applicable Interest Rate at Lender’s then customary spread (the “Substitute Spread”), taking into account the size of the Loan and the creditworthiness of Borrower, above a published index used for variable rate loans as reasonably determined by Lender (the “Substitute Rate”).
          (c) If, pursuant to the terms of this Agreement, the Loan has been converted to a Substitute Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable or reasonable and adequate means for establishing LIBOR otherwise exist as determined by Lender, Lender shall give notice thereof to Borrower, and the Substitute Rate Loan shall automatically convert to a LIBOR Loan on the first day of the Interest Period next following the effective date set forth in such notice. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Substitute Rate Loan.
          (d) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto

Rico). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.
          (e) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) Lender may give Borrower a Lender’s Notice, establishing the Applicable Interest Rate at the Substitute Rate plus the Substitute Spread, in which case the Applicable Interest Rate shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread. In the event the condition necessitating the cancellation of Lender’s obligation to make a LIBOR Loan hereunder shall cease, Lender shall promptly notify Borrower of such cessation and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the calendar month next following such cessation. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any actual (as reasonably determined by Lender) out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and Lender’s calculation shall be conclusive absent manifest error.
          (f) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
     (i) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;
     (ii) shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the rate hereunder; or

     (iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Borrower shall not be required to pay same unless the requirement for such additional amounts is the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(0, Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amounts required to fully compensate Lender for such additional costs or reduced amounts. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender and submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
          (g) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Substitute Rate plus the Substitute Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Substitute Rate plus the Substitute Spread on a date other than the first day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Whenever in this Section 2.2.3 the term “interest or fees payable by Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan hereunder. Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.
          (h) The provisions of this Section 2.2.3 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

          2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
          Section 2.3 Loan Payments.
          2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. Borrower shall make a payment to Lender of interest calculated in the manner set forth herein on the Monthly Payment Date occurring in March, 2007 and on each Monthly Payment Date thereafter to and including the Maturity Date.
          2.3.2 Payment on Maturity Date. (a) Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
          (b) Borrower will have two (2) options to extend the Maturity Date of the Loan for consecutive one (1) year periods. In order to exercise the first such extension right, Borrower shall deliver to Lender written notice of such extension on or before December 25, 2009 and, upon giving of such notice of extension, and subject to the satisfaction of the conditions set forth below in this Section 2.3.2(b) on or before December 25, 2009, the Maturity Date as theretofore in effect will be extended to February 9, 2011. In order to exercise the second such extension right, Borrower shall deliver to Lender written notice of such extension on or before December 25, 2010 and, upon the giving of such notice of extension, and subject to the satisfaction of the conditions set forth below in this Section 2.3.2(b) on or before December 25, 2010, the Maturity Date as theretofore in effect will be extended to February 9, 2012. The Maturity Date shall be extended pursuant to Borrower’s notices as aforesaid, provided that the following conditions are satisfied: (i) no Event of Default shall be in existence either at the time of Borrower’s notice or at the then-current Maturity Date and (ii) Borrower shall enter into an Interest Rate Protection Agreement through the term of the applicable extension under the same terms and conditions of the initial Interest Rate Protection Agreement (including its LIBOR strike price) entered into in connection with the Loan and shall provide an Assignment of Protection Agreement with respect thereto in the form of Assignment of Protection Agreement, together with an opinion of counsel with respect thereto reasonably acceptable to Lender.

          2.3.3 Interest Rate and Payment after Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein. If all or any part of the principal amount of the Loan is prepaid prior to the Permitted Prepayment Date following the occurrence of an Event of Default prior to the Permitted Prepayment Date, Borrower shall be required to pay Lender, in addition to all other amounts then payable hereunder (including, without limitation, (i) in the event that such prepayment is received on a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Monthly Payment Date occurs, or (ii) in the event that such prepayment is received on a date other than a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which the next Monthly Payment Date occurs), a prepayment fee equal to one percent (1%) of the amount of principal being repaid together with a Spread Maintenance Premium calculated with respect to the amount of principal being repaid and Breakage Costs.
          2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.
          2.3.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other in immediately available funds to Lender’s account as such bank(s) as Lender may from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          (b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the first Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under the Note, this Agreement or any of the other Loan Documents) and, with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, during such extension.
          (c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

          Section 2.4 Prepayments.
          2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole but not in part; provided, however, any prepayment received by Lender prior to February 10, 2009 shall be accompanied by the applicable Prepayment Fee. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon through and including the end of the Interest Period in which the next Monthly Payment Date occurs; provided, however, that no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, the Determination Date in such calendar month, unless consented to by Lender in its sole discretion. Any notice of prepayment shall be revocable by Borrower, except during the period commencing on the date five (5) Business Days prior to the applicable date of prepayment set forth in such notice of prepayment and ending on such date, during which time such notice is irrevocable; provided, Borrower may not revoke more than two (2) such notices of prepayment in any twelve (12) month period. If Borrower elects to revoke a notice of prepayment in accordance with the prior sentence, Borrower shall indemnify and pay to Lender immediately upon request the actual out-of-pocket expenses incurred by Lender in connection with such revocation, including but not limited to Breakage Costs as well as any and all costs of any holder of any portion of the Securities which was caused as a result of such revocation.
          2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for a Restoration in accordance with the provisions of this Agreement or otherwise remit such Net Proceeds to Borrower pursuant to Section 5.3 hereof, Borrower shall, at Lender’s option, prepay or authorize Lender to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the next Monthly Payment Date. Any such prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have occurred thereon through and including the end of the Interest Period in which the next Monthly Payment Date occurs.
          2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower (which tender Lender may reject to the extent permitted under applicable Legal Requirements), a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay (including, without limitation, (i) in the event that such prepayment is received on a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Monthly Payment Date occurs, or (ii) in the event that such prepayment is received on a date other than a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which the next Monthly Payment Date occurs), a prepayment fee equal to the Spread Maintenance Premium calculated with respect to the amount of principal being repaid, if applicable, and, in addition to the outstanding principal balance, all accrued and unpaid interest, and other amounts payable under the Loan Documents.
          Section 2.5 Interest Rate Cap. At all times during the term of the Loan Borrower shall maintain in effect an Interest Rate Protection Agreement having a term equal to the term of the Loan, with an initial notional amount equal to the amount of the Loan and with a Counterparty acceptable to Lender having a Minimum Counterparty Rating. If Borrower obtains one (1) interest rate cap, the LIBOR strike rate under the Interest Rate Protection Agreement shall be equal to or less than the Capped LIBOR Rate, or if Borrower obtains more than one (1) interest rate cap, the blended LIBOR strike rate under the Interest Rate Protection Agreement, as determined by Lender, shall be equal to or less than the Capped LIBOR Rate. The Interest Rate Protection Agreement shall be in form and substance substantially similar to the Interest Rate Protection Agreement in effect as of the date hereof. In the event of any downgrade or withdrawal of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than thirty (30) Business Days following receipt of notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in faun and substance satisfactory to Lender (and meeting the requirements set forth in this Section 2.5) from a Counterparty acceptable to Lender having a Minimum Counterparty Rating; provided, however, that if Lender is the Counterparty and any Rating Agency withdraws or downgrades the credit rating of Lender below the Minimum Counterparty Rating, Borrower shall not be required to replace the Counterparty under the Interest Rate Protection Agreement provided that within thirty (30) Business Days following Lender’s notice to Borrower of such downgrade or withdrawal Lender posts additional collateral acceptable to the Rating Agencies securing its obligations under the Interest Rate Protection Agreement.
          III. REPRESENTATIONS AND WARRANTIES
          Section 3.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:
          3.1.1 Organization. (a) Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.
          (b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 4275700. Borrower’s federal tax identification number is 20-8158254.
          3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).
          3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority that would have a Material. Adverse Effect.
          3.1.5 ‘Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect.
          3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.
          3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, will create (a) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Property, impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner. Borrower represents that there is no assessment currently due and payable to the Westchase District (including, without limitation, those administered by the WCA).
3.1.8 Intentionally Omitted.
3.1.9 Intentionally Omitted.
          3.1.10 Financial Information. AU financial data, including, without limitation, income and operating expense statements, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
          3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
          3.1.12 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.
          3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
          3.1.14 Assessments. There are no pending or proposed special or other assessments which are currently due and payable for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
          3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
          3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
          3.1.17 Insurance. Borrower has obtained and has delivered to Lender a certificate of insurance for all Policies, and will deliver to Lender certified copies or originals of all Policies within ten (10) days after request thereof reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. In addition, Borrower shall make all Policies available to Lender at Borrower’s offices where the Policies are maintained within five (5) Business Days of Lender’s request therefor. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
          3.1.18 Licenses. All peiinits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.
          3.1.19 Flood Zone. Except as shown on the Survey, none of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.
          3.1.20 Physical Condition. Except as may be shown on the physical condition reports delivered to Lender, and to the knowledge of Borrower after due inquiry, (i) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          3.1.21 Boundaries. Except as may be shown on the Survey, and except to the extent the same is not reasonably likely to result in a Material Adverse Effect, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance each of which, whether or not insured, are shown on the Survey.
          3.1.22 Leases, Borrower represents and warrants to Lender with respect to the Leases that: (a) the Property is not subject to any Leases other than (1) that certain Lease

Agreement dated as of December 1, 1997 by and between Capstar Westchase Partners LP, d/b/a The Westchase Hilton and Towers and Buja Johnston (as amended, renewed, modified or restated), and (2) that certain Lease Agreement, dated as of February 15, 1990 by and between Westchase Holding Ltd. and Daniel and wife Phyllis English (as amended, renewed, modified or restated), (b) such Leases are in full force and effect and there are no defaults thereunder by either party, (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (g) all security deposits, if any, are being held in accordance with Legal Requirements, (h) Borrower has no knowledge of any notice of termination or default with respect to any Lease, (i) Borrower has not assigned or pledged any of the Leases, the rents or any interests therein except to Lender, (j) no Tenant or other party has an option or right of first refusal or offer, to purchase all or any portion of the Property, (k) no Tenant under a Major Lease has the right to terminate its Lease prior to expiration of the stated term of such Lease, and (1) all existing Leases other than the Leases which are included as a Permitted Encumbrance are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement.
          3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All Taxes due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder.
          3.1.24 Single Purpose. Borrower hereby represents and warrants to, and as applicable in the context covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:
          (a) Borrower does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.
          (b) Borrower will not engage in any business other than the ownership, management and operation (including without limitation, alterations and renovations to the Property) of the Property and Borrower will conduct and operate its business as presently conducted and operated.
          (c) Except for capital contributions and distributions, Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.
          (d) Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt, (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $656,500.00 of outstanding principal balance of the Loan at any one time, and (iii) unsecured Indebtedness incurred in the financing of equipment and other personal property used on the Property with annual payments not exceeding together with the amount set forth in clause (ii) above in the aggregate $656,500.00; provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) (other than any such amounts in the aggregate not to exceed $25,000.00 at any one time which are diligently being disputed in good faith and which are not likely to result in a Material Adverse Effect) shall be (x) paid within sixty (60) days of the date incurred and (y) incurred in the ordinary course of business. No Indebtedness other than the Debt may be secured (subordinate or pan passu) by the Property.
          (e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates.
          (f) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) as the same shall become due from its own assets.
          (g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party (i.e., its general partner or limited partner) to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior written consent of Lender and Borrower has received Rating Agency Confirmation in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.
          (h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person, or, if Borrower is part of a consolidated group, will be shown on the tax returns of such consolidated group as a consolidated member of such group. Borrower shall maintain its books, records, resolutions and agreements as official records.
          (i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of. Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself as a division or part of another or any of its Affiliates as a division or part of itself and shall maintain and utilize separate stationery, invoices and checks bearing its own name.
          (0) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
          (k) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.
               Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name (except as may be provided for in the Management Agreement or any replacement thereof acceptable to Lender) or pursuant to the Manager’s ordinary cash management practices.
          (m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
          (n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
          (o) If Borrower is a limited partnership or a limited liability company, (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a corporation or limited liability company whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.
          (p) Principal shall at all times cause there to be at least one duly appointed independent manager or member of the board of directors who is provided by a nationally recognized company that provides professional independent directors (each, an “Independent Director”) of each SPC Party and Principal reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a manager or director of such SPC Party and Principal, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of such SPC Party, Principal or any Affiliate of either of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Principal or any Affiliate of either of them, (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. (For purposes of this subclause (p), the term “Affiliate” means any person controlling, under common control with, or controlled by the person in question; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise). A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Director of Principal or the SPC Party if (a) such individual is an independent manager or director provided by a nationally-recognized company that provides professional independent directors in the ordinary course of its business or (b) a natural person who otherwise satisfies the foregoing definition except for being the independent director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect equity interest in Borrower or any co-Borrower shall not be disqualified from serving as an Independent Director of the SPC Party if such individual is at the time of initial appointment, or at any time while serving as a Independent Director of the SPC Party, an Independent Director of a “special purpose entity” affiliated with the Borrower or the SPC Party (other than any entity that owns a direct or indirect equity interest in borrower or any co-borrower) if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors. A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director of a “special purpose entity” affiliated with the Company or the Member shall not be disqualified from serving as an Independent Manager if such individual is either (i) a Professional Independent Manager or (ii) the fees that such individual earns from serving as independent director of affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities substantially similar to those set forth in the SPC Party’s organizational documents.
          (q) Borrower shall not cause or permit the manager or board of directors of any SPC Party and Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a vote of the board of directors of each SPC Party and Principal unless at the time of such action there shall be at least one member who is an Independent Director.
          (r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

          (s) Borrower will not permit any Affiliate or constituent party independent access to its bank accounts.
          (t) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.
          (u) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.
          (v) INTENTIONALLY DELETED
          (w) All of the facts stated and all of the assumptions made in the Insolvency Opinion, including, but not limited to, in any exhibits attached thereto, are true and correct in all respects and all facts stated and all assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with, and Principal has complied and Borrower will cause Principal to comply with, all of the assumptions made with respect to Borrower and Principal in the Insolvency Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to Borrower and Principal in any Additional Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
          3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
          3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature

(taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
          3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
          3.1.28 Organizational Chart.. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
          3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
          3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.
          3.1.31 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          3.1.32 Access/Utilities. All public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in valid easements or in the public right-of-way abutting the Property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.
          3,1.33 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
          3.1.34 Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which will have a Material Adverse Effect.
          3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
          3.1.36 No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.
          3.1.37 Management Agreement. All of the representations and warranties with respect to the Management Agreement set forth in Article VII of this Agreement are true and correct in all respects.
          3.1.38 Intentionally Omitted.
          3.1.39 Intentionally Omitted.
          3.1.40 Intentionally Omitted.
          3.1.41 Patriot Act. (a) None of Borrower, any of their respective constituents or Affiliates, and to the best of Borrower’s knowledge, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan is a Prohibited Person.
          (b) None of Borrower, any of their respective constituents or Affiliates, any of their respective brokers or other agents acting in any capacity in connection with the Loan, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.
          (c) Borrower covenants and agrees to deliver to Lender any certification or other evidence reasonably requested from time to time by Lender in its reasonable discretion, confirming Borrower’s compliance with this Section 3.1.41.
          3.1.42 Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of the Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all, or cause to be kept and maintained, Licenses necessary for the operation of the Property as a hotel with related retail uses. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
          3.1.43 Franchise Agreement. The Franchise Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder.
          3.1.44 Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property, other than such items leased under equipment leases or provided under contracts disclosed to Lender, and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.
          Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.
          IV. BORROWER COVENANTS
          Section 4.1 Borrower Affirmative Covenants. Borrower hereby covenants and agrees with Lender that:
          4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, other than non-compliance not likely to result in a Material Adverse Effect.
          4.1.2 Taxes, Liens and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, that notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as no Event of Default has occurred and is continuing and Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid or were to have been paid by Lender pursuant to Section 6.2 hereof Subject to Borrower’s right to contest such Taxes and Other Charges as hereinafter provided, Borrower shall not permit or suffer and shall promptly discharge any lien for Taxes or Other Charges against the Property (other than liens for Taxes or Other Charges not yet due or payable). After prior notice to Lender, Borrower, at its own expense, and notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes, Liens or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, Liens or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of Taxes, Liens or Other Charges from the Property; (f) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty percent (120%) of the contested amount (provided, that Borrower shall not be required to deposit any such cash or post security with respect to claims which in the aggregate do not exceed $125,000.00 ), to insure the payment of any such Taxes, Liens or Other Charges, together with all interest and penalties thereon, and (g) such contest by Borrower is not in violation of Leases or Operating Agreements. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.
          4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which if adversely determined would have a Material Adverse Effect.
          4.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice not to unreasonably interfere with guests at the Hotel or business operations at the Hotel.
          4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:
          (a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require, provided the same do not increase in a material manner Borrower’s obligations or decrease in a material manner Borrower’s rights under this Agreement and the other Loan Documents; and
          (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, and to extent permitted by law the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default, provided the same do not increase in a material manner Borrower’s obligations or decrease in a material manner Borrower’s rights under this Agreement and the other Loan Documents.
          4.1.6 Financial Reporting.

          (a) GAAP. Borrower shall keep and maintain or shall cause to be kept and maintained, in accordance with the Uniform System of Accounts and reconciled in accordance with G.AAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Property. All financial statements delivered to Lender in accordance with this Section 4.1.6 shall be prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP in the United States of America as in effect on the date so indicated and consistently applied (or such other accounting basis reasonably acceptable for Lender).
          (b) Monthly Reports. Prior to a Securitization, within thirty (30) days after the end of each calendar month, Borrower shall furnish to Lender a current (as of the calendar month just ended), a detailed operating statement (showing monthly activity and year-to-date) stating Gross Income from Operations, Operating Expenses and Net Cash Flow for the calendar month just ended, a report of occupancy for the subject month including an average daily rate, and, as requested by Lender, a written statement setting forth any variance from the Annual Budget and other documentation supporting the information disclosed in the most recent financial statements. In addition, such statement shall also be accompanied by (i) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such month and (ii) a certificate of the chief financial officer (or such other officer acceptable to Lender) of Borrower or the general partner of Borrower stating that the representations and warranties of Borrower set forth in Section 3.1.24 are true and correct as of the date of such certificate and that, other than amounts in dispute to the extent permitted under Section 3.1.24(d), there are no trade payables outstanding for more than sixty (60) days.
          (c) Quarterly Reports. Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Lender a detailed operating statement (showing quarterly activity and year-to-date) stating Gross Income from Operations, Operating Expenses, Net Cash Flow, and capital expenditures for the calendar quarter just ended. Borrower’s quarterly statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the corresponding calendar quarter on in the immediately prior calendar year, (ii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter; (iii) if there are then Major Leases, a current rent roll for the Property; and (iv) a certificate executed by the chief financial officer (or such other officer acceptable to Lender of Borrower or the general partner of Borrower stating that each such quarterly statement presents fairly the financial condition and the results of operations of the Borrower and the Property and has been prepared in accordance with GAAP.
          (d) Annual Reports. Within ninety (90) days after the end of each calendar year of Borrower’s operation of the Property, Borrower will furnish to Lender a complete copy of Borrower’s annual financial statements audited or if not audited accompanied by an AgreedUpon-Procedures report prepared by a “big four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP for such calendar year which financial statements shall contain, if audited, a balance sheet, a detailed operating statement stating Gross Income from Operations, Operating Expenses and Net Cash Flow for each of Borrower and the Property. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior calendar year, (ii) a certificate executed by the chief financial officer of Borrower or the general partner of Borrower stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property and has been prepared in accordance with GAAP, and (iii) with respect to any audited annual financial statement an unqualified opinion of a “big four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.
          (e) Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Lender and certified by the chief financial representative of Borrower.
          a) Additional Reports. Borrower shall deliver to Lender as soon as reasonably available but in no event later than thirty (30) days after such items become available to Borrower in final form:
(i) copies of any final engineering or environmental reports prepared for Borrower with respect to the Property;
(ii) a copy of any written notice received by Borrower from any environmental authority having jurisdiction over the Property with respect to a condition existing or alleged to exist or emanate from or at the Property;
(iii) the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property;
(iv) if requested by Lender, a summary report listing only Tenants under Major Leases and the square footage occupied by such Tenants; and
(v) any and all franchise inspection reports.
          (g) Access. Lender shall have the right from time to time at all times during normal business hours and upon reasonable prior notice upon reasonable notice (provided no Event of Default has occurred and is continuing) to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire; provided however, so long as no Event of Default has occurred or is continuing, Lender’s right shall not unreasonably interfere with guests at the Hotel or business operations at the Hotel. Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
          (h) Format of Delivery. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form (or other electronic format acceptable to Lender), (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic format reasonably acceptable to Lender.

          (i) Annual Budget. Borrower shall submit (i) a preliminary version of the Annual Budget to Lender not later than fifteen (15) days prior to the commencement of each Fiscal Year and (ii) the Annual Budget to Lender no later than thirty-one (31) days after the commencement of the Fiscal Year.
          (j) Other Required Information. Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date.
          4.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.
          4.1.8 Estoppel Statement. (a) After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
          (b) Borrower shall deliver to Lender, within thirty (30) days after request, an estoppel certificate from each Tenant under any Major Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; provided further that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
          4.1.9 Leases. (a) All Major Leases shall in all respects be approved by Lender and shall be on a standard Lease form previously approved by Lender with no modifications (except as approved by Lender). Such Lease form shall provide that (i) the Major Lease is subordinate to the Mortgage, (ii) the tenant shall attorn to Lender, and (iii) that any cancellation, surrender, or amendment of such Major Lease without the prior written consent of Lender shall be voidable by Lender. Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all Major Leases not previously delivered to Lender, certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future Leases or Lease extensions if the following conditions are satisfied: (A) there exists no Default or Event of Default; (B) the Lease does not conflict with any restrictive covenant affecting the Property or any other Lease for space in the Property; and (C) if the Lease is not a Major Lease.

Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed hereto as Schedule IV to Tenants under future Major Leases approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender.
          (b) Borrower (i) shall perform in all material respects the obligations which Borrower is required to perform under the Leases; (ii) shall enforce in all material respects the obligations to be performed by the tenants; (iii) shall promptly furnish to Lender any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant; (iv) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (v) shall not enter into any ground Lease or master Lease of any part of the Property; (vi) shall not further assign or encumber any Lease; (vii) shall not, except with Lender’s prior written consent, cancel or accept surrender or termination of any Major Lease; and (viii) shall not, except with Lender’s prior written consent, modify or amend any Major Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease). Any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 4.1.9(b) shall be void at the election of Lender.
          4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except the (i) PIP Repairs (other than as provided in Section 6.4) and (ii) tenant improvements under any Lease approved by Lender or under any Lease for which approval was not required by Lender under this Agreement, with respect to each of which Lender’s approval shall not be required) adversely affecting structural components of the Property, utilities, HVAC or the exterior of the building (a) that would have a Material Adverse Effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, which approval may be granted or withheld in Lender’s sole discretion. Lender shall not unreasonably withhold consent to any Alteration required pursuant to any future Product Improvement Plan imposed pursuant to the Franchise Agreement then in effect. If the total unpaid amounts incurred and to be incurred with respect to any alteration to the Improvements for which Lender’s consent is required, shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) Letters of Credit (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. Any security delivered to Lender in connection with alterations which are required to be performed pursuant to a Property Improvement Plan, shall be disbursed by Lender to Borrower in accordance with the teems and provisions of Section 6.4 hereof.

          4.1.11 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement and Operating Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, to the extent that failure to do so would likely result in a Material Adverse Effect, (b) promptly notify Lender in writing of the giving of any notice of any material default by any party under any Material Agreement and Operating Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement and Operating Agreement to which it is a party in a commercially reasonable manner.
          4.1.12 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.
          4.1.13 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.
          4.1.14 Business and Operations. Borrower will engage in the business as and to the extent the same are necessary for the ownership, maintenance, operation and leasing (including, without limitation, alterations and renovations) and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Property. Borrower shall at all times cause the Property to be maintained as a first-class hotel.
          4.1.15 Loan Fees. Borrower shall pay all fees and costs (including, without limitation, all origination and commitment fees) required of Borrower pursuant to the terms of that certain application letter between Interstate Hotels & Resorts and Lender dated January 29, 2007.
          4.1.16 O&M Agreement. Borrower agrees to comply in all material respects with the O&M Agreement.

          4.1.17 Handicapped Access. (a) Borrower covenants and agrees that the Property shall at all times strictly comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).
          (b) Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, Borrower shall not alter the Property in any manner which would increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants, but shall not apply to the PIP Repairs. Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person acceptable to Lender.
          (c) Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any written complaints related to violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.
          4.1.18 Certain Hotel/Franchise Covenants. Borrower further covenants and agrees with Lender as follows:
          (a) Borrower shall cause the hotel located on the Property to be operated pursuant to the Franchise Agreement and the Management Agreement.
          (b) Borrower shall:
     (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder;
     (ii) promptly notify Lender of any default under the Franchise Agreement or the Management Agreement of which it is aware;
     (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Franchise Agreement or the Management Agreement; and
     (iv) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the franchisor under the Franchise Agreement and the manager under the Management Agreement.
     (c) Borrower shall not, without Lender’s prior consent:

     (i) surrender, terminate or cancel the Franchise Agreement or the Management Agreement which consent shall not be unreasonably withheld, provided that Borrower enters into a Replacement Franchise Agreement with a Qualified Franchisor;
     (ii) reduce or consent to the reduction of the term of the Franchise Agreement or the Management Agreement;
     (iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement or the Management Agreement except pursuant to the provisions thereof; or
     (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement or the Management Agreement in any material respect.
          (d) Borrower shall not, without Lender’s prior consent, enter into transactions with any Affiliate, including without limitation any arrangement providing for the managing of the hotel on the Property, the rendering or receipt of services or the purchase or sale of inventory, except any such transaction in the ordinary course of business of Borrower if the monetary or business consideration arising therefrom would be substantially as advantageous to Borrower as the monetary or business consideration that would obtain in a comparable transaction with a person not an affiliate of Borrower.
          (e) Borrower shall maintain the Management Agreement for the operation of the Property in full force and effect and timely perform all of Borrower’s obligations thereunder and enforce performance of all obligations of the Manager. Borrower is simultaneously herewith entering into and causing the Manager to enter into an assignment and subordination of such Management Agreement in form satisfactory to Lender, assigning and subordinating the manager’s interest in the Property and all fees and other rights of the Manager pursuant to such Management Agreement to the rights of Lender.
          (f) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.
          4.1.19 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Default or Event of Default, together with a detailed statement of the steps being taken to cure such Default or Event of Default; (b) any notice of default received by Borrower under other obligations relating to the Property or otherwise material to Borrower’s business (which is likely to result in a Material Adverse Effect); and (c) any legal, judicial or regulatory proceedings pending or to the extent the same is likely to result in a Material Adverse Effect, threatened in writing, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the Property.
          4.1.20 Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith, so long as Borrower’s obligations under this Agreement and the other Loan Documents are not increased in a material manner thereby and Borrower’s rights under this Agreement and the other Loan Documents are not decreased in a material manner thereby. From and after the occurrence of and during the continuance of an Event of Default, Borrower grants Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents, at law and in equity, including without limitation such rights and remedies available to Lender pursuant to Sections 10.2, 10.3, and 10.4.
          4.1.21 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies, payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.
          4.1.22 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 3.1.1 hereof) of Borrower’s corporate, partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, but subject to the provisions of Article VIII hereof, without first obtaining the prior consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in the introductory paragraph of this Agreement. Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
          4.1.23 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of MUSA, and (d) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans.
          4.1.24 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would have a Material Adverse Effect. There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
          Section 4.2 Borrower Negative Covenants. Borrower covenants and agrees with Lender that:
          4.2.1 Liens. Subject to Section 4.1.2 above, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances.
          4.2.2 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, maintenance, operation and leasing (including without limitation alterations and renovations) of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (d) cause, permit or suffer any SPC Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Lender.
          4.2.3 Change in Business. Borrower shall not enter into any line of business other than the ownership, maintenance, operation and leasing (including without limitation alterations and renovations) of the Property.

          4.2.4 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
          4.2.5 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
          4.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.
          4.2.7 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.
          4.2.8 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
          4.2.9 Intentionally Omitted.
          4.2.10 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          (b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
          (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
          (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

          (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
          4.2.11 Material Agreements. Borrower shall not, without Lender’s prior written consent: (a) enter into, surrender or terminate any Material Agreement or Operating Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Operating Agreement to which it is a party, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Operating Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.
          V. INSURANCE, CASUALTY AND CONDEMNATION
          Section 5.1 Insurance.
          5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
     (i) comprehensive all risk insurance on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000) for any one loss except for perils of flood ,earthquake and windstorm which deductible shall not exceed 5% of the insurable value per loss for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts sufficient to cover the total insured value of the hotel, which includes replacement costs and business interruption proceeds and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; and (3) blanket contractual liability for all legal contracts subject to policy terms and conditions;
     (iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is six (6) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One

Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000.00) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in addition to primary coverage in an amount not less than Thirty Million and No/100 Dollars ($30,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);
     (ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages;
     (x) insurance against employee dishonesty in an amount not less than one (1) month of Gross Income From Operations from the Property and with a deductible not greater than Five Hundred Thousand and No/100 Dollars ($500,000.00);
     (xi) the insurance required under this Section 5.1.1(a) shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 5.1.1(a) at all times during the term of the Loan; and
     (xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
          (b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Lender as to deductibles, loss payees and insureds. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies and upon request accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
          (c) Any blanket insurance Policy shall specifically otherwise provide coverage in amount and scope as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).

          (d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.
          (e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policy shall not be canceled or permitted to lapse without at least thirty (30) days’ written notice to Borrower or Borrower’s Affiliate. Borrower or Borrower’s Affiliate will in turn promptly provide notice of same to Lender; and
     (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
          (g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
          5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “A-” or better by S&P and the equivalent rating by one of the other Rating Agencies; provided, however, Max Re shall be an acceptable insurance company as long as their ratings do not drop below A-XII by A.M. Best.
          Section 5.2 Casualty and Condemnation.
          5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.
          5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Borrower may settle and compromise any Condemnation under Two Hundred Fifty Thousand and No/l00 Dollars ($250,000.00) without the consent of Lender. If the Condemnation is equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), Borrower may settle and compromise the Condemnation only with prior written the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. From and after and during the continuance of an Event of Default, Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the

Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
          5.2.3 Casualty Proceeds. The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3, shall constitute additional security for the Debt and Other Obligations under the Loan Documents.
          Section 5.3 Delivery of Net Proceeds.
          5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to. the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided (a) no Event of Default shall have occurred and remain uncured and (b) the Casualty or Condemnation shall have occurred prior to the Maturity Date, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.
          5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:
     (i) no Event of Default shall have occurred and be continuing;
     (ii) (A) in the event the Net Proceeds are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements (other than driveways and parking in excess of Legal Requirements) is the subject of the Condemnation;
     (iii) all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;
     (iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

     (v) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;
     (vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);
     (vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
     (viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements
     (ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;
     (x) all Operating Agreements shall remain in full force and effect;
     (xi) After giving effect to such Restoration, the Debt Service Coverage Ratio for the Property shall he equal to the greater of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the Closing Date, and (ii) the Debt Service Coverage Ratio for the Property for the twelve (12) full calendar months immediately preceding the Casualty or Condemnation of the Property; and
     (xii) Lender shall be satisfied that, upon the completion of the Restoration, the Loan to Value Ratio for the Property is not greater than 65%, as determined by Lender in its sole discretion.
          (h) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds (including all interest earned thereon) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

          (c) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
          (d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty. Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the hard construction costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
          (e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
          (1) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.
          (g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).
          (h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) shall be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.
          VI. RESERVE FUNDS
          Section 6.1 Required Repair Funds
          6.1.1 Deposit of Required Repair Funds. Borrower shall perform the repairs at the Property as set forth on Schedule I hereto (such repairs hereinafter referred to as “Required Repairs”) and, subject to Force Majeure (provided no such Force Majeure causes an event of default under the Franchise Agreement), shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule I hereof. On the Closing Date, Borrower has deposited with Lender the sum of THREE THOUSAND SEVEN HUNDRED FIFTY AND NO/100 Dollars ($3,750) which amount is one hundred and twenty-five percent (125%) of the cost to perform such Required Repairs as set forth on Schedule I hereto in order to perform the Required Repairs. Amounts deposited pursuant to this Section

6.1.1 are referred to herein as the “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.
          6.1.2 Release of Required Repair Funds. With respect to any item of Required Repairs which has been completed, Lender shall, from time to time, disburse to Borrower portions of the Required Repair Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received a certificate from Borrower (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than the Permitted Exceptions or not previously approved by Lender, (e) at Lender’s option, if the cost of any Required Repair exceeds Fifty Thousand and No/100 Dollars ($50,000.00), Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (f) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Required Repair Funds more frequently than once each calendar month, and the requested disbursement must be at least in an amount equal to the Minimum Disbursement Amount (or a lesser amount if the total Required Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). From and after and during the continuance of an Event of Default, Lender shall have the right, but not the obligation, to make any of the Required Repairs in the event Borrower fails to perform same in accordance with Section 6.1.1.
          6.1.3 Balance in the Required Repair Account. The insufficiency of any balance in the Required Repair Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Upon completion of the Required Repairs, provided no Event of Default has occurred and is continuing, the balance, if any, in the Required Repair Account will be disbursed to Borrower.
          Section 6.2 Tax Funds.
          6.2.1 Deposits of Tax Funds. On the Closing Date, Borrower shall deposit with Lender the amount of NINETY SIX THOUSAND SEVEN HUNDRED EIGHTEEN AND NO/100 Dollars {$96,718) and, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Tax Account”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within two (2) Business Days after its receipt of such notice.
          6.2.2 Release of Tax Funds. Lender shall have the right to apply the Tax Funds to payments of Taxes, and provided that no Event of Default has occurred and is continuing and sufficient Tax Funds are on deposit with Lender with respect to any such payment, Lender shall apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower. Borrower shall not be required to pay any fines or penalties which are assessed due to Lender’s failure to pay Taxes on or before the due date thereof.
          Section 6.3 Insurance Funds.
          6.3.1 Deposits of Insurance Funds. On the Closing Date, Borrower shall deposit with Lender the amount of ONE HUNDRED SEVENTY SEVEN THOUSAND ONE HUNDRED SIXTY TWO AND NO/100 Dollars ($177,162) and, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Insurance Account”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.
          6.3.2 Release of Insurance Funds. Lender shall have the right to apply the Insurance Funds to payment of Insurance Premiums, and, provided, that no Event of Default has occurred and is continuing and sufficient Insurance Funds are on deposit with Lender with respect to any such payment, Lender shall apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.
          Section 6.4 Capital Expenditure Funds.
          6.4.1 Deposits of Capital Expenditure Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to ONE MILLION SEVEN HUNDRED FIFTEEN THOUSAND TWO HUNDRED NINE AND 67/100 Dollars ($1,715,209.67) to be used to pay for the cost of Capital Expenditures required to be performed under the Franchise Agreement, as more particularly described in the section of the Product Improvement Plan attached hereto as Schedule II, which Capital Expenditures are hereby approved by the Lender subject to the provisions of this Section 6.4.1 (the “PIP Repairs”), Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Capital Expenditure Account”. In lieu of making the deposit (or any portion thereof) to the Capital Expenditure Funds required pursuant to this Section 6.4, Borrower may deliver to Lender a Letter of Credit in an amount equal to the amount that is otherwise required to be deposited into the Capital Expenditure Funds issued by a Approved Bank, which Letter of Credit shall be otherwise acceptable in form and substance to Lender and Borrower shall pay to Lender all of Lender’s reasonable out of pocket costs and expenses in connection therewith, including any fee charged by the Rating Agencies. Any such Letter of Credit shall be additional security for Borrower’s obligations under the Loan Documents. Lender shall have the right to draw in full upon any Letter of Credit: (A) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding Letter of Credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable Letter of Credit; (B) upon receipt of notice from the issuing financial institution that the applicable Letter of Credit will be terminated; (C) ten (10) days after Lender has given notice to Borrower that the financial institution issuing the applicable Letter of Credit ceases to meet the rating requirement set forth in this Section 6.4; and (D) upon the occurrence of an Event of Default.
          6.4.2 Release of Capital Expenditure Funds. (a) Lender shall direct Agent to disburse Capital Expenditure Funds only for PIP Repairs.
          (b) Lender shall direct Agent to disburse to Borrower the Capital Expenditure Funds from time to time upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the PIP Repairs to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are PIP Repairs, (B) stating that all PIP Repairs at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the PIP

Repairs, (C) identifying each Person that supplied materials or labor in connection with the PIP Repairs to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by, unless such Person is being paid out of the disbursement being made, lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances other than the Permitted Exceptions or otherwise not previously approved by Lender, (v) at Lender’s option, if the cost of any individual PIP Repair exceeds Fifty Thousand and No/100 Dollars ($50,000.00), Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the PIP Repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the PIP Repairs at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and must be at least an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which, case only one disbursement of the amount remaining in the account shall be made).
          (c) Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.
          (d) Borrower shall peituit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) and not to unreasonably interfere with Hotel guests or business operations at the Property to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).
          (e) If a PIP Repairs disbursement will exceed Fifty Thousand and No/I00 Dollars ($50,000.00), Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.
          (1) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Lender.
          6.4.3 Balance in the Capital Expenditure Account. The insufficiency of any balance in the Capital Expenditure Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Upon completion of the PIP Repairs, provided no Event of Default has occurred and is continuing, the balance, if any, in the Capital Expenditure Account will be disbursed to Borrower.
          Section 6.5 Replacements and Replacement Reserve.
          6.5.1 Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date one twelfth (1/12) of the amount equal to four percent (4%) of annual Gross Income from Operations (the “Replacement Reserve Monthly Deposit”) to fund the costs of Capital Expenditures, replacements, repairs, furniture, fixtures and hotel equipment required to be made to the Properties and the Improvements during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.
          6.5.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account from time to time to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or replacements of inventory or for costs which are to be reimbursed from the Capital Expenditure Funds.
          (b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 6.5.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 6.5.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.
          (c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 6.5.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.
          (d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue checks, payable to the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than One Hundred Thousand and 00/100 Dollars ($100,000.00) for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).
          (e) If (i) the cost of a Replacement exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials. for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments in excess of $100,000.00 under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.
          (f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than the Minimum Disbursement Amount.
          6.5.3 Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other first class, full service hotels in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.
          (b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements costing in excess of $100,000.00. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.
          (c) In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement until such faulty work is corrected and upon the occurrence and continuing of an Event of Default to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.
          (d) In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 6.5.3(c) above, Borrower grants from and after the occurrence and during the continuance of an Event of Default Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose from and after the occurrence and during the continuance of an Event of Default Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.
          (e) Nothing in this Section 6.5.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand From Borrower additional sums to make or complete any Replacement.
               Upon reasonable prior notice to Borrower, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 6.5.3 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases, and without disturbing guests of the Hotel or unreasonably interfering with business operations at the Hotel) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements which Lender has a right to complete pursuant to this Section 6.5.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 6.5.3(f) or the completion of Replacements pursuant to this Section 6.5.3.
          (g) Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements costing in excess of $50,000.00 for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
          (h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens which have been approved in writing by Lender and those Liens being contested by Borrower pursuant to Section 4.1.2 hereof).
          (i) Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the related Mortgage and any other Liens previously approved in writing by Lender, if any).
               In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in farm and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.
          6.5.4 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Upon payment of the Debt in full, the balance, if any, in the Replacement Reserve Account will be disbursed to Borrower.
          Section 6.6 Intentionally Omitted.
          Section 6.7 Security Interest in Reserve Funds.
          6.7.1 Grant of Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan. The Funds shall be held in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its sole discretion. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Funds to the payment of the Loan in any order in its sole discretion. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan. Lender shall have no obligation to release any of the Funds while any Event of Default or Default then exists.
          6.7.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income earned by Borrower on the applicable Reserve Funds.
          6.7.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
          VII. PROPERTY MANAGEMENT
          Section 7.1 The Management Agreement. Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (a) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (b) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.
          Section 7.2 The Franchise Agreement. Borrower shall (a) diligently perform and observe all of the terms, covenants and conditions of the Franchise Agreement on the part of Borrower to be performed and observed, (b) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Franchise Agreement on the part of Borrower to be performed and observed, and (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Franchise Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Franchise Agreement on the part of Borrower to be perfornied or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Franchise Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Franchise Agreement on the part of Borrower to be peifoinied or observed.
          Section 7.3 Prohibition Against Termination or Modification. (a) Borrower shall not surrender, terminate, cancel, modify, renew, amend or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender.
          (b) Borrower shall not surrender, terminate, cancel, modify, renew, amend or extend the Franchise Agreement, or enter into any other agreement relating to the management or operation of the Property with Franchisor or any other Person, or consent to the assignment by the Franchisor of its interest under the Franchise Agreement (except to the extent such assignment is permitted thereunder), in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new franchisor such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new franchisor and franchise agreement and, if such new franchisor is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new franchisor, such new franchisor and Borrower shall, as a condition of Lender’s consent, execute a subordination of franchise agreement in the form of the comfort letter delivered to Lender on the Closing Date or the form of comfort letter then used by such new franchisor subject to the reasonable approval of Lender.
          Section 7.4 Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender upon the occurrence of any one or more of the following events: (a) at any time following the occurrence of an Event of Default and/or (b) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.
          Section 7.5 Matters Concerning Franchisor. If (i) Franchisor shall become bankrupt or insolvent or (ii) a default on the part of Franchisor occurs under the Franchise Agreement beyond all applicable notice and cure period which would give Borrower the right to terminate the Franchise pursuant to the teinis thereof, Borrower shall, at the request of Lender, shall use diligent good faith efforts to terminate the Franchise Agreement, and upon the effectiveness of any such termination replace the Franchisor with a franchisor selected by Borrower and approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the franchise fee for such replacement franchisor shall not exceed then prevailing market rates.
          VIII. PERMITTED TRANSFERS
          Section 8.1 Transfer or Encumbrance of Property. (a) Unless the same is a Permitted Transfer, without the prior written consent of Lender, neither Borrower nor any other Person having an ownership or beneficial interest in Borrower shall (i) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign the Property, any part thereof or any interest therein (including any partnership or any other ownership interest in Borrower); (ii) further encumber, alienate, grant a Lien or grant any other interest in the Property or any part thereof (including any partnership or other ownership interest in Borrower), whether voluntarily or involuntarily; or (iii) enter into any easement or other agreement granting rights in or restricting the use or development of the Property.
          (b) As used in this Article VIII, ”transfer” shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any general partner or managing member of Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation; and (iv) if Borrower or any general partner or managing member of Borrower is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venture or member.
          (c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property, other than a Permitted Transfer, without Lender’s consent. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property, other than a Permitted Transfer, regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property.
          (d) Lender’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property for which Lender’s consent is required shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same for which Lender’s consent is required. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this paragraph shall be null and void and of no force and effect.

          (e) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.
          (f) Lender’s consent to the sale or transfer of the Property will not be unreasonably withheld if after consideration of all relevant factors and provided that Borrower satisfies the following conditions:
     (i) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;
     (ii) the proposed transferee (“Transferee”) shall be a reputable entity or person of good character, creditworthy, with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other infoitnation reasonably requested by Lender;
     (iii) the Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to the Property, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Transferee without approving the substitution of the property manager);
     (iv) Lender shall have received confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of any rating initially assigned or to be assigned in a Securitization;
     (v) Lender shall have received evidence satisfactory to it (which shall include a legal non-consolidation opinion acceptable to Lender) that the single purpose nature and bankruptcy remoteness of Borrower its shareholders, partners, or members, as the case may be, following such transfers are in accordance with the standards of the Rating Agencies;
     (vi) the Transferee shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, the Mortgage and the other Loan Documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender;
     (vii) Lender shall have received on or prior to the date of the sale or transfer (A) an assumption fee equal to one percent (1%) of the then unpaid principal balance of the Note, (B) a rating confirmation fee for each of the Rating Agencies delivering a confirmation pursuant to clause (iv) above, which confirmation fees shall be equal to the then customary fees charged by each applicable Rating Agency for such a confirmation and (C) the payment of all costs and expenses incurred by Lender and the Rating Agencies in connection with such assumption (including reasonable attorneys’ fees and costs); and

     (viii) the Transferee and Borrower shall company with the provisions of Section 3.1.41 hereof.
          (g) In addition, Lender’s consent shall not be required with respect to the following Transfers (each, a “Permitted Transfer”):
     (i) the one time conveyance of the entire Property (a) to a Permitted Transferee provided that Borrower and such Transferee complies with the conditions set forth in clauses (i) through (viii) in Section 8.1(f) above;
     (ii) (A) a transfer, in one or a series of related transactions, of not more than forty-nine percent (49%) of the stock, general partnership interest or managing membership interest (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive written notice of such transfer not less than thirty (30) days prior written notice of such proposed transfer, (B) a transfer, in one or a series of related transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, as a condition to each such transfer, Lender shall receive written notice of such transfer not less than thirty (30) days prior written notice of such proposed transfer; provided; however, with respect to any such transfers under clauses (A) and (B) above, at all times, Interstate Hotels & Resorts, Inc. (“IHR”) shall continue to control Borrower and own directly or indirectly 51 % of the legal and beneficial interest in Borrower;
     (iii) the merger or consolidation of IHR, Interstate Operating Company, LP (“IOC”), and/or Interstate Property Corporation (“IPC”) provided, that: (A) after such merger, consolidation, Borrower and Principal shall continue to comply with the terms of Section 3.1.24 hereof, (B) following such merger or reorganization IHR shall Control and own, directly or indirectly, not less than 51% of the direct or indirect legal and beneficial ownership interests of Borrower, IOC, IPC and Principal, or such merger or consolidation is to a Permitted Transferee or to a Person Controlled by a Permitted Transferee which Permitted Transferee shall Control and own, directly or indirectly, not less than 51% of the direct or indirect legal and beneficial ownership interests of Borrower and Principal, and (C) the surviving entity is primarily involved in, or has a significant business line involving, the ownership and operation of real estate similar to the Property; and
     (iv) (A) the issuance or sale of stock in IHR; (B) the issuance or sale of limited partnership interests in IOC, provided that with respect to the issuance or sale of limited partnership interests in IOC, immediately after such issuance or sale IHR shall continue to Control and own, directly or indirectly, not less than 51% of the direct or indirect legal and beneficial interests in IOC, Borrower and Principal; (C) the issuance or sale of stock in IPC, provided that with respect to the issuance or sale of stock in IPC, immediately after such issuance or sale IHR shall continue to Control and own, directly or indirectly, not less than 51% of the direct or indirect legal and beneficial interests in IPC, Borrower and Principal, or (D) the sale, transfer, alienation, pledge, mortgaging, granting of a security interest in, hypothecation or encumbrance of any partnership interest in IOC to a Permitted Transferee which is not directly or indirectly owned legally or beneficially by IHR, provided that after any such sale, transfer, alienation, pledge or encumbrance IHR shall continue to Control and own, directly or indirectly, not less than 51% of the direct or indirect legal and beneficial interests in IOC, Borrower and Principal.
          IX. SALE AND SECURITIZATION OF MORTGAGE
          Section 9.1 Sale of Mortgage and Securitization. (a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in one or more private or public single-asset or pooled-loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transaction referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).
          (b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:
     (i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;
     (ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and “true sale” or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;
     (iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require (provided, however, that Borrower shall only be required to provide such updated or additional representations and warranties to the extent the same are then true and correct and to the extent not then true and correct shall provide an explanation satisfactory to Lender with respect thereto);

     (iv) execute such amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender, including, without limitation, the modification of all operative dates (including, without limitation, the Monthly Payment Date, the Interest Period, the Determination Date and the Maturity Date) under the Loan Documents by up to ten (10) days (such modification a “Re-Dating”), the execution of one or more replacement loan agreements, as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall initially have the same weighted average coupon of the original note, but such new notes or modified note may change the interest rate, Monthly Payment Date and amortization of the Loan), such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided, however, any such amendments or agreements will not materially alter the payment terms set forth in this Agreement or the other Loan Documents or materially and adversely affect Borrower or reduce in a material manner Borrower’s rights under this Agreement and the other Loan Documents, or impose additional material obligations or liabilities upon Borrower or materially reduce the rights of Borrower. In connection with a Securitization, Borrower shall cooperate with Lender to implement any Re-Dating (including obtaining a modification of any Interest Rate Cap Agreement), and to satisfy all requirements of each of the Rating Agencies with respect to the Loan and the Securitization as required by this Section 9.1. If Borrower shall fail to cooperate with Lender as set forth in this Section 9.1 within ten (10) Business Days of each initial request by Lender, Lender is hereby appointed as Borrower’s attorney in fact to execute any and all documents necessary to accomplish the Re-Dating, including, without limitation, obtaining a modification of any Interest Rate Cap Agreement. For purposes of this subsection (v), (y) the phrase “initial request” shall mean the initial request made by Lender with respect to a particular issue with reasonable specificity and shall include all related issues arising directly or logically therefrom such that issues arising directly or logically therefrom shall not serve to extend the ten (10) Business Day deadline imposed pursuant to this subsection (v) and (z) the ten (10) Business Day deadline referred to in this subsection (v) shall be extended with respect to any “initial request” to the extent reasonably necessary to enable Borrower to comply with such request. Notwithstanding the foregoing, in the event that the Securitization is a participation or syndication of the Loan, then for so long as UBS retains an ownership interest in the Loan, which interest is not immaterial, Borrower shall deal solely with UBS and the Servicer of UBS for all purposes under this Agreement and the other Loan Documents, provided that Borrower shall cooperate with UBS with respect to reasonable requests made to UBS by any of the other interest holders in the Loan.
     (v) attend management meetings and conduct tours of the Property.
          (c) If, at the time one or more Disclosure Documents are being prepared for a securitization, Lender reasonably expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Property alone or the Property and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (1) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a securitization with the Loan (a “Related Loan”), as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Securities Exchange Act of 1934 in connection with or relating to the securitization (an “Exchange Act Filing”) is not required. As used herein, “Regulation AB” shall mean Regulation AB under the Securities Act of 1933 and the Securities Exchange Act of 1934 (as amended). As used herein, “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, in each case in preliminary or final form, used to offer securities in connection with a securitization. As used herein, “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB.
          (d) If requested by Lender, Borrower shall furnish, or shall cause the applicable tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB (as defined above) for any tenant of any Property if, in connection with a securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor (as defined above); provided, however, that in the event the related lease does not require the related tenant to provide the foregoing information, Borrower shall use commercially reasonable efforts to cause the applicable tenant to furnish such information.
          (e) All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender.

          Section 9.2 Securitization Indemnification. (a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, an “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities (or any class thereof), the Rating Agencies, and service providers relating to the Securitization.
          (b) Borrower, within three (3) Business Days of receipt of an Disclosure Document, shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections, all as they relate to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading, all as they relate to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan, and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clause (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with infouxiation furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

          (c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading, all as they relate to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan, and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in. connection with defending or investigating the Liabilities, all as they relate to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan; provided, however, that Borrower will be liable in any such case under this subsection only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.
          (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the making of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any claim is made or action is brought against any indemnified party, and it notifies the indemnifying party, and such indemnified party seeks or intends to seek indemnity from the indemnifying party, of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
          (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (e) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
          (f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
          X. DEFAULTS
          Section 10.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due or (B) any other portion of the Debt is not paid when due and such non-payment in Section 10.1(a)(i)(B) continues for ten (10) Business Days following notice to Borrower that the same is due and payable;
     (ii) subject to Borrower’s right to contest in Section 4.1.2 hereof, if any of the Taxes or Other Charges are not paid when due, unless the same were not paid by Lender pursuant to Section 6.2;
     (iii) if the Policies are not kept in full force and effect, unless the failure of such Policies to be in full force and effect were the result of Lender’s failure to pay the premiums therefore pursuant to Section 6.3;
     (iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made (or, if such representation or warranty relates to an earlier date, then as of such earlier date);

     (vi) if Borrower or any SPC Party shall make an assignment for the benefit of creditors;
     (vii) if Borrower fails or admits its inability to pay debts generally as they become due;
     (viii) if a receiver, liquidator or trustee shall be appointed for Borrower or any SPC Party or if Borrower or any SPC Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any SPC Party, or if any proceeding for the dissolution or liquidation of Borrower or any SPC Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower and SPC Party, upon the same not being discharged, stayed or dismissed within sixty (60) days or if an order for relief is entered;
     (ix) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (x) subject to Borrower’s right to contest Section 4.1.2 hereof, a default under any agreement the result of which creates a Lien or encumbrance on the Property which has not been satisfied within ten (10) days after creation thereof;
     (xi) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (xii) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof, provided, however, such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not knowing and intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied within a timely manner and (4) within fifteen (15) Business Days of the request of Lender, Borrower delivers to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
     (xiii) intentionally omitted;
     (xiv) intentionally omitted;
     (xv) intentionally omitted;
     (xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above,

for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days beyond the original thirty (30) day period;
     (xvii) if there shall be a Default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
     (xviii) if a material default has occurred and continues beyond any applicable cure period under the Franchise Agreement which default, permits the Franchisor to terminate or cancel the Franchise Agreement;
     (xix) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement which default permits the Manager to terminate or cancel the Management Agreement;
     (xx) if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation); or
     (xxi) if Borrower fails to obtain or maintain an Interest Rate Protection Agreement or replacement thereof in accordance with Section 2.5 hereof.
          (b) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

          Section 10.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
          (b) Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
          (c) Subject to Section 9.1 (except if in connection with an Event of Default) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. From and after and during the continuance of an Event of Default, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Provided no Event of Default has occurred and is continuing, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date and (iii) the Severed Loan Documents will not materially increase the Borrower’s obligations under this Agreement and the other Loan Documents nor materially increase the Borrower’s rights under this Agreement and the other Loan Documents.
          (d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
          Section 10.3 Right to Cure Defaults. From and after and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. From and after and during the continuance of an Event of Default, Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.
          Section 10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

          XI. MISCELLANEOUS
          Section 11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
          Section 11.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.
          Section 11.3 Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED WITH RESPECT TO THE PROPERTY PURSUANT TO THE MORTGAGE AND THE ASSIGNMENT OF LEASES SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, AS AND TO THE EXTENT PROVIDED IN THE MORTGAGE AND THE ASSIGNMENT OF LEASES, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 54402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
DECAMPO, DIAMOND & ASH
747 THIRD AVENUE
37TH FLOOR
NEW YORK, NY 10017
ATTENTION: WILLIAM H. DIAMOND, ESQ.
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
          Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances..

          Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
          Section 11.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	UBS REAL ESTATE SECURITIES INC.
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey N. Lavine
Facsimile No.: (212) 713-4062

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	INTERSTATE ARLINGTON, LP
c/o Interstate Hotels & Resorts Inc.
4501 North Fairfax Drive
Arlington, VA 22203
Attention: Christopher L. Bennett, Esq.
Facsimile No.: (703) 542-0965

with a copy to:	DECAMPO, DIAMOND & ASH
747 Third Avenue
37th Floor
New York, NY 10017
Attention: William H. Diamond, Esq.
Facsimile No.: (973) 758-1728
          Section 11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO HLE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
          Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          Section 11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
          Section 11.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
          Section 11.13 Expenses; Indemnity. (a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements but excluding Lender’s internal costs of overhead) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date with respect to the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iii) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (iv) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (v) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender shall be paid to Lender within ten (10) days of Lender’s demand therefor.
          (b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.
          Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
          Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

          Section 11.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.
          Section 11.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
          Section 11.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
          Section 11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

          Section 11.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s expenses and reasonable attorneys’ fees) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender (which has been disclosed by Lender to Borrower) in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
          Section 11.22 Exculpation. Notwithstanding anything to the contrary contained in this Agreement, in the Note or in any other Loan Document, but subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents, Net Proceeds and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with and Borrower shall be personally liable for the following:
     (i) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;
     (ii) the gross negligence or willful misconduct of Borrower;
     (iii) the intentional breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
     (iv) the removal or disposal of any portion of the Property after an Event of Default;
     (v) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default or any Rents collected for more than one month in advance to the extent such Rents or any other payments in respect of the Leases and other income of the Property or any other collateral are not applied to the costs of maintenance and operation of the Property and to the payment of taxes, lien claims, insurance premiums, Debt Service and other amounts due under the Loan Documents;
     (vi) subject to the provisions of Section 4.1.2 of this Agreement, failure to pay and discharge any mechanic’s or materialmen’s Liens on any portion of the Property;
     (vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof.;
     (viii) Borrower’s indemnification of Lender set forth in Section 9.2 hereof;
     (ix) Subject to Sections 4.1.2, 6.2 6.3 and 7.1, Borrower’s failure to maintain insurance as required by this Agreement or to pay any Taxes or Other Charges affecting the Property;
     (x) damage or destruction to the Property caused by the gross negligence or willful misconduct of Borrower, its agents, employees, or contractors;
     (xi) any intentional failure of Borrower to maintain its status as a single purpose entity as required by, and in accordance with, the terms hereof;
     (xii) Borrower’s commission of a criminal act;
     (xiii) the breach of any representation, warranty or covenant set forth in Section 3.1.24 hereof; or
     (xiv) Borrower’s failure to permit on-site inspections of the Property, failure to provide financial information, failure to maintain its status as a single purpose entity or failure to appoint a new property manager upon the request of Lender after an Event of Default, each as required by, and in accordance with the terms and provisions of, this Agreement and the Mortgage;

          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property other than the Permitted Encumbrances or as otherwise specifically permitted by this Agreement; (ii) Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Mortgage or this Agreement other than to any such assignment, transfer or conveyance for which Lender’s consent is not required under this Agreement ; (iii) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (vii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
          Section 11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Application Letter dated January 29, 2007 between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.
          Section 11.24 Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for the monthly or annual servicing fees relating to or arising under the Servicing Agreement (such money or annual fees not to exceed one basis point (0.01%) of the original principal amount of the Loan). Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents. Lender or Servicer shall deliver notice to Borrower of the appointment of such Servicer.
          (b) Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

          (c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments (other than promissory notes) which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).
          Section 11.25 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
          Section 1126 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          Section 11.27 Assignments and Participations. (a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.
          (b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.
          (c) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.
          Section 11.28 Intentionally Omitted.
          Section 11.29 Component Notes. (a) Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request and at Lender’s cost, Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan or create one or more additional mezzanine loans (including amending Borrower’s organizational structure to provide for one or more additional mezzanine borrowers) (each a “Resizing Event”). Lender agrees that such new notes or modified note or mezzanine notes shall immediately after the Resizing Event have the same initial weighted average coupon as the original note prior to such Resizing Event, notwithstanding that such new notes or modified note or mezzanine notes or may, in connection with the application of principal to such new notes or modified note or mezzanine notes, subsequently cause the weighted average spread of such new notes or modified note or mezzanine notes to change (but not increase, except that the weighted average spread may subsequently increase due to involuntary prepayments or if an Event of Default shall occur) and apply principal, interest rates and amortization of the Loan between such new components and/or mezzanine loans in a manner specified by Lender in its sole discretion such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan. In connection with any Resizing Event, Borrower covenants and agrees to resize the Interest Rate Protection Agreement to reflect the newly created components and/or mezzanine loans. Such Resizing Event shall not materially increase Borrower’s obligations or materially decrease Borrower’s rights hereunder.
          (b) It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.29 within ten (10) Business Days of notice thereof.
          Section 1130 Mezzanine Loan Option. Lender shall have the right, at no material cost to Borrower, at any time to divide the Loan into two parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and a mezzanine loan (the “Mezzanine Loan”). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan. In effectuating the foregoing, Lender (in its capacity as the lender under the Mezzanine Loan, the “Mezzanine Lender”) will make a loan to the direct or indirect owner of Borrower (in its capacity as the borrower under the Mezzanine Loan, the “Mezzanine Borrower”); Mezzanine Borrower will contribute the amount of the Mezzanine Loan to Borrower (in its capacity as Borrower under the Mortgage Loan, “Mortgage Borrower”) and Mortgage Borrower will apply the contribution to pay down the Loan to its Mortgage Loan amount. The Mortgage Loan and the Mezzanine Loan will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents and shall not increase Borrower’s obligations or decrease Borrower’s rights hereunder in a material manner except as follows:
          (a) Lender (in its capacity as the lender under the Mortgage Loan, the “Mortgage Lender”) shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan and (ii) the initial weighted average spread of the Loan and any Mezzanine Loan following any such reallocation, modification or change shall equal the weighted average spread in effect immediately preceding such reallocation, modification or creation of any new Mezzanine Loan.
          (b) Mezzanine Borrower shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mortgage Borrower. The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Mortgage Borrower.
          (c) Mezzanine Borrower and Mortgage Borrower shall cooperate with all reasonable requests of Lender in order to convert the Loan into a Mortgage Loan and a

Mezzanine Loan and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, the delivery of non-consolidation opinions and the modification of organizational documents and loan documents. In the event Mortgage Borrower and/or Mezzanine Borrower fail to execute and deliver such documents to Lender within five (5) Business Days (as may be reasonably extended by Lender upon Borrower’s request) following such request by Lender, Mortgage Borrower and/or Mezzanine Borrower, as applicable, hereby absolutely and irrevocably appoint Lender as their true and lawful attorney, coupled with an interest, in their name and stead to make and execute all documents necessary or desirable to effect such transactions, Mortgage Borrower and/or Mezzanine Borrower, as applicable, ratifying all that such attorney shall do by virtue thereof. Mezzanine Borrower and Mortgage Borrower shall pay all costs and expenses in connection with the creation of the Mortgage Loan and the Mezzanine Loan and all requirements relating thereto.
          (d) It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower or Mezzanine Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.30 within ten (10) Business Days of notice thereof.
          (e) All reasonable third party costs and expenses incurred by Borrower (other than Borrower’s legal fees) in connection with Borrower’s complying with requests made under this Section 11.30 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender.
          Section 11.31 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and the adequacy thereof may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, if any, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.
          Section 11.32 Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s interest in the Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

          Section 11.33 Certain Additional Rights of Lender (VCOC).
          Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
          (a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;
          (b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;
          (c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 4.1.6 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and
          (d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).
          The rights described above in this Section 11.33 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.
          Section 11.34 Certain Agreements of Lender. (a) All costs and expenses in connection with any Secondary Market Transaction, any Resizing Event or Mezzanine Option (collectively, a “Restructuring Event”) shall be borne by Lender (other than the cost in obtaining and delivering any UCC-9 title insurance policy), including without limitation any costs and expenses incurred by Borrower or any Affiliate of Borrower in cooperating with Lender in connection with any Restructuring Event or performing any of their respective undertakings and covenants (other than Borrower’s indemnification obligations) under this Agreement or any other Loan Document in connection with any Restructuring Event. No agreement or other document required from Borrower or any Affiliate of Borrower in connection with any Restructuring Event shall serve to materially increase Borrower’s and its Affiliates’ obligations under this Agreement or any other Loan Document or materially reduce Borrower’s and its Affiliates’ rights under this Agreement or any other Loan Document (with respect to the Mezzanine Loan Option, which is not intended to include any customary requirements and market standards typically provided by Borrowers with respect to any Restructuring Event); provided, however, that Borrower shall pay the costs and expenses of Borrower’s counsel (including, the cost of counsel delivering any Insolvency Opinion) in the event Borrower engages counsel in connection with any Restructuring Event or in responding to Lender’s requests for cooperation hereunder.

          XII. CASH MANAGEMENT
          Section 12.1 Lockbox Account and Cash Management Account.
          (a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, (i) pursuant to the Lockbox Agreement, a non-interest bearing Eligible Account into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited, all Rents and other revenue from the Property (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Lockbox Account”), and (ii) a non-interest bearing Eligible Account into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 12.2(c) hereof (such account, the sub-accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Cash Management Account”).
          (b) The Lockbox Account and Cash Management Account shall each be in the name of Borrower for the benefit of Lender as secured party, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes. Sums on deposit in the Cash Management Account shall not, provided no Event of Default is continuing, be invested except in such Permitted Investments as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account, to be disbursed in accordance with this Article XII. Neither Lockbox Bank nor Lender shall have any liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement.
          (c) The Lockbox Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.
          (d) Borrower agrees to pay the customary fees and expenses of Deposit Bank (incurred in connection with maintaining the Lockbox Account) and Lender (incurred in connection with maintaining the Lockbox Account) and any successors thereto in connection therewith, as separately agreed by them from time to time.
          (e) Lender shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender and its directors, employees, officers and agents harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such parties in connection with the Cash Management Account other than such as result from the gross negligence or willful misconduct of Lender or intentional nonperformance by Lender of its obligations under this Agreement.

          Section 12.2 Deposits and Withdrawals.
          (a) Borrower represents, warrants and covenants that:
     (i) Concurrently with the execution of this Agreement, Borrower shall notify and advise each Tenant under each Major Lease (whether such Major Lease is presently effective or executed after the date hereof) to send directly to the Lockbox all payments of Rents or any other item payable under such Major Leases pursuant to an instruction letter in form reasonably approved by Lender (a “Tenant Direction Letter”). If Borrower fails to provide any such notice (and without prejudice to Lender’s rights with respect to such default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver a Tenant Direction Letter;
     (ii) Borrower shall, and shall cause Manager to, instruct all Persons that maintain open accounts with Borrower or Manager with respect to the Property or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Lockbox Account. Neither Borrower nor Manager shall direct any such Person to make payments due under such accounts in any other manner. Borrower and Manager shall cause all credit card receipts to be deposited directly into the Lockbox Account. On or before the date hereof Borrower shall or shall cause Manager to instruct each of the respective credit card companies or credit card clearing banks (collectively, a “Credit Card Company”) with which Borrower or Manager has entered into merchant’s agreements pursuant to an instruction letter in a form reasonably acceptable to Lender (a “Payment Direction Letter”) that all receipts payable with respect to the Property, in accordance with such merchants’ agreements or otherwise, shall be transferred by wire transfer to Lockbox Bank for deposit in the Lockbox Account.
     (iii) All Rents or other income from the Property shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower or Manager (except as permitted hereunder), and (C) if received by Borrower or Manager notwithstanding the delivery of a Tenant Direction Letter or Payment Direction Letter, be deposited in the Lockbox Account within one (1) Business Day of receipt;
     (iv) Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter or Payment Direction Letter in any manner whatsoever or direct or cause any Tenant or Credit Card Company to pay any amount in any manner other than as provided in this Agreement;
     (v) If, notwithstanding the provisions of this Section 12.2, Borrower or Manager receives any Rents from the Property prior to their deposit into the Lockbox Account, then (i) such amounts shall be deemed to be collateral for the Loan and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager and (iii) Borrower or Manager shall deposit such amounts in the Lockbox Account within one (1) Business Day of the receipt thereof. In addition, Borrower shall cause all payments made under the Interest Rate Protection Agreement or any replacement Interest Rate Protection Agreement to be deposited into the Lockbox Account; and
     (vi) So long as any portion of the Debt remains outstanding, neither Borrower, Manager nor any other Person shall open or maintain any accounts other than the Lockbox Account into which revenues from the ownership and operation of the Property are initially deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.
          (b) So long as no Event of Default has occurred and is continuing, on each Business Day all collected and available balances in the Lockbox Account shall be transferred by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Borrower to an account to be designated by Borrower.
          (c) During the continuance of an Event of Default, all transfers as provided in Section 12.2(b) above shall cease and all collected and available balances in the Lockbox Account shall be transferred by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Lender to the Cash Management Account to be held by Lender and applied in Lender’s sole and absolute discretion.
          (d) If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Lockbox Account and Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.
          Section 12.3 Security Interest.
          (a) Borrower acknowledges and agrees that the Cash Management Account and the Lockbox Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Lockbox Bank. Borrower shall not have the right of withdrawal with respect to either the Lockbox Account or the Cash Management Account; provided, however, that the foregoing provision shall not be deemed to limit the provision of Section 12.2(b) above. To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first-priority continuing security interest in the Lockbox Account and Cash Management Account, and until such time as disbursed therefrom in accordance with the provisions of this Article XII, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Lockbox Account and Cash Management Account are located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 12.3(a) as a first priority continuing security interest and will defend the right, title and interest of Lender in and to the Lockbox Account and Cash Management Account against the claims and demands of all Persons whomsoever.
          (b) Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Lockbox Account and Cash Management Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further reasonable instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder; provided, however, that the same do not increase in any material respect Borrower’s obligations hereunder or decrease in any material respect Borrower’s rights hereunder.
          (c) Upon the occurrence of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Lockbox Account and Cash Management Account. Without limitation of the foregoing, upon any Event of Default, Lender may use the Lockbox Account and Cash Management Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Lockbox Account and Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Lockbox Account or Cash Management Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

          Section 12.4 Definitions. Notwithstanding anything to the contrary contained herein, For purposes of this Article XII only, Business Day shall mean a day on which Lender and Lockbox Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender and at the office in the city where the Lockbox Account is maintained, with respect to Lockbox Bank (in both instances, excluding Saturdays and Sundays).
[NO FURTHER TEXT ON THIS PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

UBS REAL ESTATE SECURITIES INC., a
Delaware corporation

By:
Name:
Title:

BORROWER:

INTERSTATE WESTCHASE, LP, a
Delaware limited partnership

By:	Interstate Westchase GP, LLC, a Delaware
limited liability company, general partner

	By:	Interstate Westchase MC, LLC, a
Delaware limited liability company,
Manager and sole member

By:
Name:
Title:

SCHEDULE I
(REQUIRED REPAIRS)

Component or System	Comments	Quantity	Unit Cost	Total $
Total Repair Cost:

125%:
SCHEDULE III

SCHEDULE H
(PIP REPAIRS)
SCHEDULE III

SCHEDULE IV
(ORGANIZATIONAL CHART)

SCHEDULE IV
(FORM OF SUBORDINATION, NON-DISTURBANCE AND
ATTORNMENT AGREEMENT)
UBS REAL ESTATE SECURITIES INC.
(Lender)
- and -

(Tenant)

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

Dated:
Location:
Section:
Block:
Lot:
County:
PREPARED BY AND UPON
RECORDATION RETURN TO:
Messrs. Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
File No.:
Title No.:
SCHEDULE IV — PAGE 1

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
           THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the [                     day of I                    1, 20[ 1 by and between UBS REAL ESTATE SECURITIES INC., a Delaware corporation, having an address at 1285 Avenue of the Americas, Twenty-Ninth Floor, New York, New York 10019 (“Lender”) and [                     ], having an address        at        1 (“Tenant”).
RECITALS:
          A. Lender has made a loan in the approximate amount of $1. ] to Landlord (defined below), which Loan is given pursuant to the terms and conditions of that certain Loan Agreement dated [ ], 20[ 1, between Lender and Landlord (the “Loan Agreement”). The Loan is evidenced by a certain Promissory Note dated       1, 20[ 1, given by Landlord to Lender (the “Note”) and secured by a certain [Mortgage][Deed of Trust] and Security Agreement dated 1, 201 1, given by Landlord to Lender (the “Mortgage”), which encumbers the fee estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”);
          B. Tenant occupies a portion of the Property under and pursuant to the provisions of a certain lease dated r                     1, r                      between 1,       as landlord (“Landlord”) and Tenant, as tenant (the “Lease”); and
          C. Tenant has agreed to subordinate the Lease to the Mortgage and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.
AGREEMENT:
          For good and valuable consideration, Tenant and Lender agree as follows:
          1. Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the Mortgage and to the lien thereof and all terms, covenants and conditions set forth in the Mortgage and the Loan Agreement including without limitation all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Mortgage and Loan Agreement had been executed, delivered and (in the case of the Mortgage) recorded prior to the execution and delivery of the Lease.
          2. Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note, the
SCHEDULE IV — PAGE 2

Mortgage and the Loan Agreement shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of. any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the premises demised under the Lease, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond the expiration of any applicable notice or grace periods.
          3. Attornment. Lender and Tenant agree that upon the conveyance of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby (at the option of the transferee of the Property (the “Transferee”) if the conditions set forth in Section 2 above have not been met at the time of such transfer) but shall continue in full force and effect as a direct lease between the Transferee and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to the Transferee and the Transferee shall accept such attornment, provided, however, that the provisions of the Mortgage and the Loan Agreement shall govern with respect to the disposition of any casualty insurance proceeds or condemnation awards and the Transferee shall not be (a) obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant, (b) liable (i) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which the Transferee shall become the owner of the Property, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale, (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire, or other casualty or by reason of condemnation unless the Transferee shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs, (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the premises demised under the Lease, (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Transferee shall become the owner of the Property, (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by the Transferee, (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee, (h) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Transferee succeeded to Landlord’s interest, (i) bound by any agreement amending, modifying or terminating the Lease made without the Lender’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (j) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease.
SCHEDULE IV — PAGE 3

          4. Notice to Tenant. After notice is given to Tenant by Lender that the Landlord is in default under the Note and the Mortgage and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.
          5. Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement amending, modifying or terminating the Lease, (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof, (c) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof, or (d) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender.
          6. Lender to Receive Notices. Tenant shall provide Lender with copies of all written notices sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to the Landlord. Tenant shall notify Lender of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease or to an abatement of the rents, additional rents or other sums payable thereunder, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of such an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within sixty (60) days after receipt of such notice to cure such default, or if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.
          7. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:	F 1
Attention: r 1
Facsimile No.: F 1
SCHEDULE IV — PAGE 4

If to Lender:	UBS REAL ESTATE SECURITIES INC.
1285 Avenue of the Americas
New York, New York 10019
Attention:
Facsimile No.:

With a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666
or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.
Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
          8. Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Lender and Tenant and their respective successors and assigns.
          9. Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease, but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.
          10. No Oral Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.
          11. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.
          12. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.
          13. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be
SCHEDULE IV — PAGE 5

deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
          14. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
          15. Transfer of Loan. Lender may sell, transfer and deliver the Note and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market (“Investors”). In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Note, the Mortgage, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.
          16. Further Acts. Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, require, for the better assuring and confirming unto Lender the property and rights hereby intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement, or for complying with all applicable laws.
          17. Limitations on Lender’s Liability. Tenant acknowledges that Lender is obligated only to Landlord to make the Loan upon the terms and subject to the conditions set forth in the Loan Agreement. In no event shall Lender or any purchaser of the Property at foreclosure sale or any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Lender or any such purchaser or grantee (collectively the Lender, such purchaser, grantee, heir, legal representative, successor or assignee, the “Subsequent Landlord”) have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of the Landlord under the Lease, Tenant shall look only to the estate and property of any such Subsequent Landlord in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that the Tenant may exercise any other right or remedy provided thereby or by law in the event of any failure by Subsequent Landlord to perform any such material obligation.
SCHEDULE IV — PAGE 6

          IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER: UBS REAL ESTATE SECURITIES INC., a Delaware corporation

By:
Name:
Title:

TENANT:	,
a
By:
Name:
Title:

The undersigned accepts and agrees to the provisions of Section 4 hereof:

LANDLORD:

a

By:
Name:
Title:
SCHEDULE IV — PAGE 7

ACKNOWLEDGMENTS
[INSERT STATE SPECIFIC ACKNOWLEDGMENT]
SCHEDULE IV — PAGE 8

EXHIBIT A
LEGAL DESCRIPTION
TRACT 1 (FEE SIMPLE):
DESCRIPTION OF A 7.8282 ACRE TRACT OUT OF UNRESTRICTED RESERVE “0”, BLOCK 15, OF WESTCHASE SUBDIVISION, SECTION EIGHT, AS RECORDED IN VOLUME 241, PAGE 143 OF THE HARRIS COUNTY MAP RECORDS, LOCATED IN THE GEORGE BELLOWS SURVEY, ABSTRACT NO. 3, CITY OF HOUSTON, HARRIS COUNTY, TEXAS AND BEING MORE FULLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS (WITH BEARINGS REFERENCED TO SAID PLAT OF WESTCHASE SUBDIVISION, SECTION EIGHT);
BEGINNING AT A 1/2 INCH IRON ROD FOUND IN THE SOUTH RIGHT-OF-WAY LINE OF WESTHEIMER ROAD (120 FEET WIDE) MARKING THE MOST EASTERLY CUT BACK CORNER LOCATED AT THE SOUTHEAST CORNER OF THE INTERSECTION OF SAID WESTHEIMER ROAD AND BRIARPARK DRIVE AND BEING THE MOST NORTHERLY NORTHWEST CORNER OF SAID UNRESTRICTED RESERVE “0” OF WESTCHASE SUBDIVISION;
THENCE N 87 DEG. 29 MIN. 36 SEC. E, ALONG THE SOUTH RIGHT-OF-WAY LINE OF SAID WESTHEIMER ROAD, A DISTANCE OF 716.68 FEET TO A 1/2 INCH IRON ROD FOUND FOR A NORTHWEST CORNER OF A CALLED 1.4516 ACRE TRACT CONVEYED TO FRANK M. PUTMAN, TRUSTEE, BY A SPECIAL WARRANTY DEED RECORDED IN HARRIS COUNTY CLERK’S FILE NO. M202529 AND BEING THE NORTHEAST CORNER OF THE HEREIN DESCRIBED TRACT;
THENCE S 02 DEG. 30 MIN. 24 SEC. E, ALONG THE EAST LINE OF THIS TRACT AND A WEST LINE OF SAID PUTMAN TRACT, A DISTANCE OF 462.00 FEET TO A 1/2 INCH IRON ROD FOUND FOR THE SOUTHEAST CORNER OF THE HEREIN DESCRIBED TRACT;
THENCE S 87 DEG. 29 MIN. 36 SEC. W, ALONG A NORTH LINE OF SAID PUTMAN TRACT AND THE SOUTH LINE OF THE HEREIN DESCRIBED TRACT, PASS AT 687.43 FEET THE WEST CORNER OF SAID PUTMAN 1.4516 ACRE TRACT AND THE NORTHEAST CORNER OF A 3.6713 ACRE TRACT CONVEYED TO FRANK M. PUTMAN, TRUSTEE, BY A SPECIAL WARRANTY DEED RECORDED IN HARRIS COUNTY CLERK’S FILE NO. M236697, AND CONTINUE ALONG THE NORTH LINE OF SAID 3.6713 ACRE TRACT, IN ALL, A DISTANCE OF 769.80 FEET TO A 1/2 INCH IRON ROD FOUND IN THE ARC OF A CURVE IN THE EAST RIGHT-OF-WAY LINE OF BRIARPARK DRIVE (80 FEET WIDE);
THENCE NORTHEASTERLY, ALONG THE EAST RIGHT-OF-WAY LINE OF SAID BRIARPARK DRIVE AND THE ARC OF SAID CURVE TO THE LEFT HAVING A RADIUS OF 1626.01 FEET, A CENTRAL ANGLE OF 13 DEG. 13 MN. 31 SEC. A CHORD BEARING N 04 DEG. 06 MIN. 21 SEC. E, 374.49 FEET, AN ARC LENGTH OF 375.32 FEET TO A 3/4 INCH IRON ROD FOUND FOR THE POINT OF TANGENCY OF SAID CURVE;
THENCE N 02 DEG. 30 MIN. 24 SEC. W, CONTINUING ALONG THE EAST RIGHT-OF-WAY LINE OF SAID BRIARPARK DRIVE, A DISTANCE OF 80.00 FEET TO A 1/2 INCH IRON ROD FOUND FOR THE MOST SOUTHERLY CUT BACK CORNER LOCATED AT THE AFOREMENTIONED INTERSECTION OF BRIARPARK DRIVE AND WESTHEIMER ROAD;

THENCE N 42 DEG. 29 MIN. 36 SEC. E, ALONG A CUT BACK LINE, A DISTANCE OF 14.14 FEET TO THE POINT OF BEGINNING AND CONTAINING 7.8282 ACRES OF LAND.
TRACT 2 (OFFSITE ROADWAY EASEMENT):
DESCRIPTION OF A 0.9727 ACRE TRACT OF LAND OUT OF A CALLED 1.1166 ACRE TRACT DESCRIBED IN ROADWAY EASEMENT AGREEMENT BETWEEN GEORGE C. BALLAS, TRUSTEE, AND 9999 WESTHEIMER HOTEL JOINT VENTURE AS RECORDED IN HARRIS COUNTY CLERICS FILE NO. 11427392 IN THE GEORGE BELLOWS SURVEY, ABSTRACT NO. 3, CITY OF HOUSTON, HARRIS COUNTY, TEXAS AND BEING MORE FULLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS (WITH BEARINGS REFERENCED TO THE PLAT OF WESTCHASE SUBDIVISION, SECTION EIGHT, AS RECORDED IN VOLUME 241, PAGE 143, OF THE HARRIS COUNTY MAP RECORDS):
COMMENCING AT A 1/2 INCH IRON ROD FOUND IN THE SOUTH RIGHT-OF-WAY LINE OF WESTHEIMER ROAD (120 FEET WIDE) MARKING THE MOST NORTHERLY NORTHWEST CORNER OF UNRESTRICTED RESERVE “0”, BLOCK 15, OF THE AFORESAID WESTCHASE SUBDIVISION, SECTION EIGHT;
THENCE N 87 DEG. 29 MN. 36 SEC. E, ALONG THE SOUTH RIGHT-OF-WAY LINE OF SAID WESTHEIMER ROAD, A DISTANCE OF 726.95 FEET TO CONCRETE NAM FOR THE MOST NORTHERLY NORTHWEST CORNER OF THE AFORESAID 1.1166 ACRE TRACT AND THE POINT OF BEGINNING OF THE HEREIN DESCRIBED TRACT;
THENCE N 87 DEG. 29 MIN. 36 SEC. E, CONTINUING ALONG THE RIGHT-OF-WAY LINE OF WESTHEIMER ROAD AND THE MOST NORTHERLY LINE OF SAID 1.1166 ACRES, A DISTANCE OF 36.00 FEET TO A POINT FOR CORNER;
THENCE S 02 DEG. 25 MIN. 36 SEC. E ALONG AN EASTERLY LINE OF SAID 1.1166 ACRES, A DISTANCE OF 304.56 FEET TO AN “X” CUT IN CONCRETE FOUND FOR THE BEGINNING OF A CURVE TO THE LEFT;
THENCE SOUTHEASTERLY, ALONG THE ARC OF SAID CURVE TO THE LEFT HAVING A RADIUS OF 2.00 FEET, A CENTRAL ANGLE OF 46 DEG. 01 MN. 00 SEC., A CHORD BEARING S 25 DEG. 26 MN. 06 SEC. E. 1.56 FEET, AN ARC LENGTH OF 1.61 FEET TO AN “X” CUT IN CONCRETE FOUND FOR THE END OF SAID CURVE;
THENCE S. 52 DEG. 27 MIN. 56 SEC. E, A DISTANCE OF 9.17 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE BEGINNING OF A CURVE TO THE RIGHT;
THENCE SOUTHEASTERLY, ALONG THE ARC OF SAID CURVE TO THE RIGHT HAVING A RADIUS OF 130.50 FEET, A CENTRAL ANGLE OF 30 DEG. 15 MN. 49 SEC., A CHORD BEARING S 43 DEG. 40 MN. 49 SEC. E, 68.13 FEET, AN ARC LENGTH OF 68.93 FEET TO AN “X” CUT IN CONCRETE FOUND FOR A POINT OF COMPOUND CURVATURE;
THENCE SOUTHEASTERLY, ALONG THE ARC OF SAID COMPOUND CURVE TO THE RIGHT HAVING A RADIUS OF 73.00 FEET, A CENTRAL ANGLE OF 54 DEG. 54 MN. 37 SEC., A CHORD BEARING S 01 DEG. 05 MN. 36 SEC. E. 67.31 FEET, AN ARC LENGTH OF 69.96 FEET TO A “X” CUT IN CONCRETE FOUND FOR A POINT OF COMPOUND CURVATURE;

THENCE SOUTHWESTERLY, ALONG THE ARC OF SAID COMPOUND CURVE TO THE RIGHT HAVING A RADIUS OF 183.00 FEET, A CENTRAL ANGLE OF 29 DEG. 34 MIN. 55 SEC., A CHORD BEARING 5 41 DEG. 09 MN. 10 SEC. W, 93.44 FEET, AN ARC LENGTH OF 94.49 FEET TO A POINT OF COMPOUND CURVATURE.
THENCE SOUTHWESTERLY, ALONG THE ARC OF SAID COMPOUND CURVE TO THE RIGHT HAVING A RADIUS OF 68.00 FEET, A CENTRAL ANGLE OF 31 DEG. 30 MN. 43 SEC. A CHORD BEARING S 71 DEG. 41 MN. 59 SEC. W. 36.93 FEET, AN ARC LENGTH OF 37.40 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE POINT OF TANGENCY OF SAID COMPOUND CURVE;
THENCE S 87 DEG. 27 MN. 21 SEC. W, ALONG THE SOUTHERLY LINE OF THE AFORESAID 1.1166 ACRE TRACT, A DISTANCE OF 548.89 FEET TO A POINT FOR THE BEGINNING OF A CURVE TO THE RIGHT
THENCE NORTHWESTERLY, ALONG THE ARC OF SAID CURVE TO THE RIGHT HAVING A RADIUS OF 99.97 FEET, A CENTRAL ANGLE OF 48 DEG. 35 MN. 14 SEC., A CHORD BEARING N 68 DEG. 15 MN. 02 SEC. W, 82.26 FEET, AN ARC LENGTH OF 84.78 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE POINT OF TANGENCY OF SAID CURVE;
THENCE N 43 DEG. 57 MIN. 25 SEC. W, A DISTANCE OF 16.93 FEET TO A POINT ON THE SOUTH LINE OF A CALLED 7.1388 ACRE TRACT DESCRIBED AS PARCEL 1 IN A DEED RECORDED IN HARRIS COUNTY CLERK’S FILE NO. G427172;
THENCE N 87 DEG. 29 MIN. 36 SEC. E, ALONG THE SOUTH LINE OF SAID CALLED 7.1388 ACRE TRACT, A DISTANCE OF 51.04 FEET TO A 1/2 INCH IRON ROD FOUND IN THE ARC OF A CURVE;
THENCE SOUTHEASTERLY, ALONG THE ARC OF SAID CURVE TO THE LEFT HAVING A RADIUS OF 63.97 FEET, A CENTRAL ANGLE OF 33 DEG. 18 MIN. 15 SEC., A CHORD BEARING S 75 DEG. 53 MIN. 33 SEC. E, 36.67 FEET, AN ARC LENGTH OF 37.19 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE POINT OF TANGENCY OF SAID CURVE;
THENCE N 87 DEG. 27 MN. 21 SEC. E, ALONG THE NORTH LINE OF THE AFOREMENTIONED 1.1166 ACRE TRACT, A DISTANCE OF 548.89 FEET TO A 5/8 INCH IRON ROD FOR THE BEGINNING OF A CURVE TO THE LEFT;
THENCE NORTHEASTERLY, ALONG THE ARC OF SAID CURVE TO THE LEFT HAVING A RADIUS OF 32.00 FEET, A CENTRAL ANGLE OF 31 DEG. 30 MN. 43 SEC., A CHORD BEARING N 71 DEG. 41 MIN. 59 SEC. E. A 17.38 FEET, AN ARC LENGTH OF 17.60 FEET TO A 5/8 INCH IRON ROD FOUND FOR A POINT OF COMPOUND CURVATURE;
THENCE NORTHEASTERLY, ALONG THE ARC OF SAID COMPOUND CURVE TO THE LEFT HAVING A RADIUS OF 147.00 FEET, A CENTRAL ANGLE 29 DEG. 34 MIN. 55 SEC., A CHORD BEARING N 41 DEG. 09 MIN. 10 SEC. E. 75.06 FEET, AN ARC LENGTH OF 75.90 FEET TO A CONCRETE NAIL FOUND FOR A POINT OF COMPOUND CURVATURE;
THENCE NORTHWESTERLY, ALONG THE ARC OF SAID COMPOUND CURVE TO THE LEFT HAVING A RADIUS OF 37.00 FEET, A CENTRAL ANGLE OF 54 DEG. 54 MN. 37

SEC., A CHORD BEARING N 01 DEG. 05 MIN. 36 SEC. W. 34.12 FEET, AN ARC LENGTH OF 35.46 FEET TO A 5/8 INCH IRON ROD FOUND FOR A POINT OF COMPOUND CURVATURE;
THENCE NORTHWESTERLY, ALONG THE ARC OF SAID COMPOUND CURVE TO THE LEFT HAVING A RADIUS OF 94.50 FEET, A CENTRAL ANGLE OF 30 DEG. 15 MIN. 49 SEC., A CHORD BEARING N 43 DEG. 40 MIN. 49 SEC. W, 49.34 FEET, AN ARC LENGTH OF 49.92 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE END OF SAID COMPOUND CURVE;
THENCE N 52 DEG. 56 MIN. 53 SEC. W, A DISTANCE OF 15.67 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE BEGINNING OF A CURVE TO THE RIGHT;
THENCE NORTHWESTERLY, ALONG THE ARC OF SAID CURVE TO THE RIGHT HAVING A RADIUS OF 38.00 FEET, A CENTRAL ANGLE OF 46 DEG. 01 MTN. 00 SEC., A CHORD BEARING N 25 DEG. 26 MIN. 06 SEC. W. 29.71 FEET, AN ARC LENGTH OF 30.52 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE END OF SAID CURVE;
THENCE N 02 DEG. 25 MIN. 36 SEC. W, ALONG A WEST LINE OF SAID 1.1166 ACRE TRACT, A DISTANCE OF 304.50 FEET TO THE POINT OF BEGINNING AND CONTAINING 0.9727 ACRE OF LAND.
TRACT 3 (EASEMENT):
NONEXCLUSIVE RIGHTS AND EASEMENTS CREATED BY ROADWAY EASEMENT AGREEMENT BY AND BETWEEN GEORGE C. BALLAS, TRUSTEE AND 9999 WESTHEIMER HOTEL JOINT VENTURE RECORDED APRIL 29, 1982 UNDER HARRIS COUNTY CLERK’S FILE NO. H427392 AND FIRST AMENDMENT TO ROADWAY EASEMENT AGREEMENT AND EASEMENT RECORDED FEBRUARY 3, 1997 UNDER HARRIS COUNTY CLERK’S FILE NO. S307192, OF OFFICIAL RECORDS OF HARRIS COUNTY, TEXAS.